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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SALLY BEAUTY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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3001 Colorado Boulevard, Denton, Texas 76210

To our Stockholders,

        You are cordially invited to attend the annual meeting of stockholders of Sally Beauty Holdings, Inc., which will take place at the Sally Support Center, 3001 Colorado Boulevard, Denton, Texas 76210 on Thursday, January 22, 2009, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of the Meeting, Proxy Statement, and form of proxy enclosed with this letter.

        Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on Page 3 of the enclosed Proxy Statement for instructions on how to obtain an admission ticket if you plan to personally attend the annual meeting.

        Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Sally Beauty Holdings, Inc.

James G. Berges Chairman of the Board

December 5, 2008

Sally Beauty Holdings, Inc.
3001 Colorado Boulevard, Denton, Texas 76210

Official Notice of Annual Meeting of Stockholders

To our Stockholders:

        The annual meeting of stockholders of Sally Beauty Holdings, Inc. will take place at the Sally Support Center, 3001 Colorado Boulevard, Denton, Texas 76210 on Thursday, January 22, 2009, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

  (1)
  The election of the three directors named in the attached proxy statement for a three-year term; and

  (2)
  The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2009 fiscal year.

        Only stockholders of record at the close of business on November 24, 2008 will be entitled to vote at the meeting.

By Order of the Board of Directors,

Raal H. Roos Corporate Secretary

December 5, 2008

IMPORTANT:

If you plan to attend the annual meeting you must have an admission ticket or other proof of share ownership as of the record date. Please see the Question and Answer section on Page 3 of this Proxy Statement for instructions on how to obtain an admission ticket. Please note that the doors to the annual meeting will open at 8:00 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other holder of record.

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Sally Beauty Holdings, Inc.
3001 Colorado Boulevard, Denton, Texas 76210

PROXY STATEMENT

Annual Meeting of Stockholders

January 22, 2009

        This Proxy Statement is being furnished by Sally Beauty Holdings, Inc. ("we," "us," or the "Corporation") in connection with a solicitation of proxies by our Board of Directors to be voted at our annual meeting of stockholders to be held on January 22, 2009. Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other stockholder of record to determine which voting options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting and telephone voting facilities for stockholders of record will be available until at 1:00 a.m., local time, on January 22, 2009. This Proxy Statement and the accompanying proxy card were first mailed on or about December 5, 2008.

SOLICITATION AND RATIFICATION OF PROXIES

        If the enclosed form of proxy card is signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted FOR all nominees presented in Proposal 1 and FOR the proposal set forth in Proposal 2. If any matters that are not specifically set forth on the proxy card and in this Proxy Statement properly come to a vote at the meeting, the proxy holders will vote in accordance with their best judgments. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to our Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, the voting instructions form mailed to you with this Proxy Statement may not be used to vote in person at the annual meeting. Instead, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See "Questions and Answers about the Meeting and Voting" in this Proxy Statement for an explanation of the term "stockholder of record."

        The proxy accompanying this Proxy Statement is being solicited by our Board of Directors. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Sally Beauty Holdings, Inc. or its subsidiaries, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our Common Stock. We have retained Mellon Investor Services LLC to assist us with the solicitation of proxies for an estimated fee of approximately $5,500, plus normal expenses not expected to exceed $2,500.

 OUTSTANDING STOCK AND VOTING PROCEDURES

Outstanding Stock

        The stockholders of record of our Common Stock at the close of business on November 24, 2008 will be entitled to vote in person or by proxy at the annual meeting. At that time, there were 181,919,055 shares of our Common Stock outstanding. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting. Proxies or voting instructions returned by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers as to that matter, which we refer to as broker non-votes, will not be counted as votes on that matter.

Voting Procedures

        Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Election from Computershare Trust Company, N.A. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

        Proposal 1. Nominees for available director positions must be elected by a plurality of the votes cast at the annual meeting. Abstentions will count as votes against the nominees. Broker non-votes will have no effect on the outcome of such vote because elections of directors are determined on the basis of votes cast, and broker non-votes are not counted as votes cast.

        Proposal 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. Abstentions would count as votes against the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved.

        If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote on the matter so proposed, unless otherwise provided in our Amended and Restated Certificate of Incorporation or Third Amended and Restated By-Laws or the Delaware General Corporation Law. None of the members of our Board have informed us in writing that they intend to oppose any action intended to be taken by us.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.     What is a proxy?

  A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Mark J. Flaherty, our Senior Vice President and Chief Financial Officer, and Janna Minton, our Vice President, Chief Accounting Officer and Controller, to act as proxy holders at the annual meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

2.     What is a proxy statement?

  A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

3.     What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a "beneficial owner?"

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  If your shares are registered in your name at Computershare Trust Company, N.A., you are a stockholder of record.

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  If your shares are registered at Computershare Trust Company, N.A. in the name of a broker, bank, trustee, nominee, or other similar stockholder of record, your shares are held in street name and you are the beneficial owner of the shares.

4.     How do you obtain an admission ticket to personally attend the annual meeting?

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  Stockholders of Record.  Your admission ticket is attached to your proxy card. You will need to bring it with you to the meeting.

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  Street Name Holders.  You will need to ask your broker or bank for an admission ticket in the form of a legal proxy and you will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name and you are issued a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

  Please note that whether you are a stockholder of record or street name holder, you will also need to bring a government-issued photo identification card to gain admission to the annual meeting.

5.     What different methods can you use to vote?

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  By Written Proxy.  All stockholders may vote by mailing the written proxy card.

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  By Telephone and Internet Proxy.  All stockholders of record may also vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their bank, broker, or other stockholder of record makes those methods available, in which case the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders' identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

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  In Person.  All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 4).

6.     What is the record date and what does it mean?

  The record date for the annual meeting is November 24, 2008. The record date is established by our Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7.     What are your voting choices for director nominees, and what vote is needed to elect directors?

  For the vote on the election of the Class III director nominees to serve until the 2012 annual meeting, stockholders may:

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  vote in favor of all nominees,

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  vote to withhold votes from all nominees, or

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  vote to withhold votes as to specific nominees, with the remainder of the nominees to be voted in favor.

  Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. The Board recommends a vote "FOR" each of the director nominees.

8.     What is a plurality of the votes?

  In order to be elected, a director nominee does not have to receive a majority of the affirmative votes cast for directors. Instead, the three nominees elected are those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

9.     What are your voting choices on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year, and what vote is needed to ratify their appointment?

  In the vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year, stockholders may:

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  vote in favor of the ratification,

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  vote against the ratification, or

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  abstain from voting on the ratification.

  The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. The Board recommends a vote "FOR" proposal 2.

10.   What if a stockholder does not specify a choice for a matter when returning a proxy?

  Stockholders should specify their choice for each proposal described on the enclosed proxy. However, proxies that are signed and returned will be voted "FOR" proposals described in this proxy statement for which no specific instructions are given.

11.   How are abstentions and broker non-votes counted?

  Both abstentions and broker non-votes are counted as "present" for purposes of determining the existence of a quorum at the annual meeting. Abstentions will count as a vote against the nominees on Proposal 1 and as a vote against the proposal on Proposal 2. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on Proposals 1 and 2.

 ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Board Purpose and Structure

        The mission of the Board is to provide strategic guidance to our management, to monitor the performance and ethical behavior of our management, and to maximize the long-term financial return to our stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies.

         Background.     Sally Beauty Supply began as a single store in New Orleans in 1964 and was purchased in 1969 by our former parent company, Alberto-Culver Company, which we refer to as Alberto-Culver. On November 16, 2006, we separated from Alberto-Culver and became an independent company traded on the NYSE. Our separation from Alberto-Culver and its consumer products-focused business was pursuant to an investment agreement, dated as of June 19, 2006, as amended, among us, Alberto-Culver, CDRS Acquisition LLC, which we refer to as CDRS, and others. We were formed as a Delaware corporation in June of 2006 in connection with the separation transaction to be the ultimate parent of Sally Beauty Supply LLC and Beauty Systems Group LLC, or BSG, and other subsidiaries following the separation.

        In connection with our separation from Alberto-Culver, CDRS, and CD&R Parallel Fund VII, L.P., which we refer to as Parallel Fund and which we refer to together with CDRS as the CDR Investors, invested an aggregate of $575 million in cash equity, representing ownership subsequent to the separation of approximately 48% of the outstanding shares of our Common Stock on an undiluted basis.

        Composition.     Our Board of Directors consists of eleven individuals, in three staggered classes, as nearly equal in number as possible, seven of whom qualify as independent of us under the rules of the NYSE.

         Stockholders Agreement.     On November 16, 2006, in connection with our separation from Alberto-Culver, we, the CDR Investors and Mrs. Carol L. Bernick, Mr. Leonard H. Lavin and certain of our other stockholders, whom we refer to collectively as the Lavin family stockholders, entered into a stockholders agreement. The stockholders agreement provides that until the earlier of November 16, 2016 and the termination of the stockholders agreement, so long as the ownership percentage of the CDR Investors' and their affiliates' and their permitted transferees' shares of our Common Stock in the aggregate equals or exceeds the percentages set forth in the table below, CDRS will have the right to designate for nomination to our Board of Directors, a number of individuals, whom we refer to as CDRS designees, set forth opposite the applicable percentage:

Ownership Percentage	Number of Investor Designees
45% or greater	five individuals
less than 45% but equal to or greater than 35%	four individuals
less than 35% but equal to or greater than 25%	three individuals
less than 25% but equal to or greater than 15%	two individuals
less than 15% but equal to or greater than 5%	one individual

        In addition, the stockholders agreement provides that:

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  until the earlier of November 16, 2016 and the termination of the stockholders agreement, the CDRS designees who are members of the Nominating and Corporate Governance Committee of our Board of Directors (or if none remain, the remaining CDRS designees) will have the right to designate for nomination or appointment to our Board of Directors the individual to replace any CDRS designee upon his or her death, retirement, disqualification or removal (other than removal for cause) so long as CDRS has the right to designate such a member of our Board of Directors under the ownership percentages described above;

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  our Board of Directors will have an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee and Finance Committee, each of which will have four members, at least two of whom will be CDRS designees;

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  each of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be independent of us under the rules of the NYSE; and

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  a CDRS designee will chair our Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee and all other committees will be chaired by a non-CDRS designee.

        The governance provisions of the stockholders agreement will terminate upon the earlier to occur of November 16, 2016 and the date of termination of the stockholders agreement.

        The stockholders agreement also contains certain restrictions on the ability of the CDRS and the Lavin family stockholders to dispose of their shares of our Common Stock. In addition, in connection with the separation transactions, CDRS and the Lavin family stockholders agreed to certain restrictions on their ability to acquire shares of our Common Stock.

        Pursuant to our Third Amended and Restated By-Laws, our Board is "classified," which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are "staggered" so that the terms of approximately one-third of the directors expire each year. Accordingly, this Proposal 1 seeks the election of three directors whose terms expire in 2009.

        The terms of three directors, Kenneth A. Giuriceo, Robert R. McMaster and Martha Miller de Lombera, will expire at the annual meeting in 2009. Following the recommendations of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Messrs. Giuriceo and McMaster and Ms. Miller de Lombera for election to a term that will expire at the annual meeting in 2012.

        Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted FOR the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

PROPOSAL 1 — ELECTION OF DIRECTORS

        Our Board of Directors has nominated the following directors for election. Each of the following nominees, a current director with a term expiring at the 2009 annual meeting, has furnished to us the following information with respect to his or her principal occupation or employment and principal directorships:

Class III — Directors with Terms Expiring in 2009

         Kenneth A. Giuriceo, Director, age 35.     Mr. Giuriceo has served on our Board of Directors since April 2008. Mr. Giuriceo is a partner at Clayton Dubilier & Rice, Inc. Prior to joining Clayton Dubilier & Rice, Inc in 2003, Mr. Giuriceo worked in the principal investment area of Goldman, Sachs & Co. from 2002 to December 2003. Mr. Giuriceo is currently a member of the Board of Directors of The ServiceMaster Company, a private outsourcing services company, where he serves as chair of its audit committee and as a member of its compensation committee. Mr. Giuriceo earned a Bachelor of Science Degree from Boston College and a Masters of Business Administration from Harvard Business School.

         Robert R. McMaster, Director, age 60.     Mr. McMaster has served on our Board of Directors since our separation from Alberto-Culver. Mr. McMaster is a director of Carpenter Technology Corporation and a member of its audit/finance committee. Mr. McMaster is also chairman of the audit committee of The Columbus Foundation, a charitable trust and nonprofit corporation. From May 2003 until June 2006, Mr. McMaster served as a director of American Eagle Outfitters, Inc. and as chairman of its audit committee and a member of its compensation committee. Mr. McMaster was a director and a member of the Audit Committee of Dominion Homes, Inc. from May 2006 to May 2008. From January 2003 until February 2005, Mr. McMaster served as Chief Executive Officer of ASP Westward, LLC and ASP Westward, L.P. and from June 1997 until December 2002, Mr. McMaster served as Chief Executive Officer of Westward Communications Holdings, LLC and Westward Communications, L.P. Mr. McMaster is a former partner of KPMG LLP and a former member of its management committee.

         Martha Miller de Lombera, Director, age 60.     Ms. Miller de Lombera has served on our Board of Directors since our separation from Alberto-Culver. Ms. Miller de Lombera retired from The Procter & Gamble Company, a manufacturer and marketer of a broad range of consumer products, in 2001, following 25 years of service in various marketing and general management positions. At the time of her retirement, she was Vice President and General Manager — Latin American North Market Development Organization. Ms. Miller de Lombera is also a director of Nationwide Financial Services, Inc., where she is a member of its Finance and Compensation Committees, and a director of WalMart de Mexico, where she is a member of its Audit and Corporate Governance Committees. She was formerly a director of Ryerson Inc., where she was a member of its Compensation and Nominating and Governance Committees.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

        The background and business affiliations of our other directors, each of whom became a Director at the time of our separation from Alberto-Culver and whose term of service continues beyond 2009, are set forth below:

Class I — Directors with Terms Expiring in 2010

         James G. Berges, Director and Chairman of the Board, age 61.     Mr. Berges is a partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm. Mr. Berges was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics, communications, and appliances and tools. He is also a director of HD Supply, Inc., where he serves as Chairman of the Board, and PPG Industries, Inc., where he serves as a member of its Audit and Nominating and Governance Committees.

         Marshall E. Eisenberg, Director, age 63.     Mr. Eisenberg is a founding partner of the Chicago law firm of Neal, Gerber & Eisenberg LLP and has been a member of the firm's Executive Committee for the past 20 years. Mr. Eisenberg is a director of Engineered Controls International, Inc., Jel-Sert Company and Ygomi, Inc. Mr. Eisenberg has served on the Board of Visitors of the University of the Illinois College of Law. Mr. Eisenberg received his J.D. degree with honors from the University of Illinois College of Law in 1971, where he served as a Notes and Comments Editor of the Law Review and was elected to the Order of the Coif.

         John A. Miller, Director, age 55.     Mr. Miller is the President and Chief Executive Officer of North American Corporation of Illinois, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables. Mr. Miller has served as the President of North American Corporation of Illinois since 1987. Mr. Miller is also a director of Atlantic Premium Brands, Ltd., where he is a member of its Audit and Compensation Committees and is serving on the Board of Directors of the Network Services Company. Mr. Miller was formerly a director of Laureate Education, Inc., where he served on its Audit and Compensation Committees and was its lead director.

         Richard J. Schnall, Director, age 39.     Mr. Schnall is a partner at Clayton, Dubilier & Rice, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates VI Limited Partnership, a director and stockholder of CD&R Investment Associates VI, Inc. and a director of U.S. Foodservice. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds a Masters of Business Administration from Harvard Business School.

Class II — Directors with Terms Expiring in 2011

         Kathleen J. Affeldt, Director, age 60.     Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of SIRVA, Inc. and as chair of that Board's Compensation Committee. She currently serves as a director of BTE, Inc. and Whole Health, Inc.

         Walter L. Metcalfe, Jr., Director, age 69.     Mr. Metcalfe is the Senior Counsel of Bryan Cave LLP, an international law firm, and for ten years ending in September 2004 he served as its chairman and chief executive officer. Mr. Metcalfe, a former Chairman of the Board of Directors of the Federal Reserve

Bank of St. Louis, holds a law degree from the University of Virginia where he was elected to the Order of the Coif.

        Edward W. Rabin, Director, age 62.     Mr. Rabin was President of Hyatt Hotels Corporation until 2006, having served in various senior management roles since joining the company in 1969. Mr. Rabin was a director of SMG Corporation from 1992 through June 2007. He is also a director of PrivateBancorp, Inc. and serves on its investment, compensation, nominating and corporate governance committees. Mr. Rabin is lead director of WMS Industries Inc., serving as chair of its compensation committee and as a member of its audit committee. He is also a board member of Oneida Holdings, Inc., a private corporation. He is a board member and trustee of the Museum of Contemporary Art, Chicago and a consulting director of the Richard Gray Gallery, Chicago and New York. Mr. Rabin attended the Wharton School of Advanced Business Management and holds an honorary Masters in Business Administration from Florida State University.

         Gary G. Winterhalter, President, Chief Executive Officer and Director, age 56.     Mr. Winterhalter is the Company's President and Chief Executive Officer, as well as a director. Prior to our separation from Alberto-Culver, Mr. Winterhalter served as the President of Sally Holdings since May 2005. From January 2004 to May 2005, Mr. Winterhalter served as President, Sally Beauty Supply/BSG North America, and from January 1996 to January 2004, he served as President of Sally USA. Mr. Winterhalter also served in other operating positions with Alberto-Culver between 1987 and 1996.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD,
AND ITS COMMITTEES

        We are committed to conducting our business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, our Board of Directors has approved a comprehensive system of corporate governance documents. These documents meet or exceed the requirements established by the NYSE listing standards and by the SEC and are reviewed periodically and updated as necessary under the guidance of our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by our Board, executive officers and employees in governing us.

Code of Business Conduct and Ethics and Governance Guidelines

        Our Board of Directors has adopted (a) Corporate Governance Guidelines and a (b) Code of Business Conduct and Ethics that apply to our directors, officers and employees. Copies of these documents and the committee charters are available on our website at www.sallybeautyholdings.com and are available in print to any person, without charge, upon written request to our Vice President of Investor Relations. We intend to disclose on our website at www.sallybeautyholdings.com any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, our principal financial officer, our principal accounting officer or persons performing similar functions. We have not incorporated by reference into this Proxy Statement the information included on or linked from our Web site, and you should not consider it to be part of this Proxy Statement.

Equity Ownership Guidelines

        Consistent with our commitment to aligning the interests of our executives with stockholders, the Nominating and Corporate Governance Committee of our Board of Directors adopted stock ownership guidelines in April of 2008, which apply to our executives at the vice president level and above. Pursuant to these guidelines, executives are encouraged to own shares of our Common Stock generally equal in value to a multiple of their annual base salary (as in effect on December 1st of each year)

depending on such executive's level in the Corporation. Vested stock options count towards the grantee's stock ownership totals, with each option counting as one share of stock owned. The executive officer stock ownership guidelines, as applicable to the named executive officers, are as follows:

CEO	Five times annual base salary
Senior Vice Presidents	Three times annual base salary
Vice Presidents	One time annual base salary

The Compensation Committee may in the future consider an executive's achievement of the guideline stock ownership targets in its award of further equity grants.

        The guidelines do not apply to the non-executive members of the Board. Because the equity-based compensation practices of the Corporation for independent Directors provide (after a modest initial grant of stock options upon first joining the Board) for annual grants of restricted stock units which (upon vesting) are retained by the Corporation as deferred stock units that are not distributed until six months after the independent Director's service terminates, the Board believes that the equity-based compensation of its members is already appropriately aligned with the interests of the Corporation's stockholders.

Stockholder-Director Communications

        Stockholders and other interested parties may contact any member (or all members) of our Board (including the non-management directors as a group, the presiding non-management director, any Board committee or any chair of any such committee) by addressing written correspondence to the attention of our General Counsel at 3001 Colorado Boulevard, Denton, Texas 76210. Our General Counsel will open all communications received for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to our business and operations and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or designed to promote a political or similar agenda will be forwarded promptly to the addressee.

Director Independence

        Our Board of Directors is comprised of one management director, Mr. Winterhalter, who is our President and CEO, and ten non-management directors. Three of our non-management directors (Chairman Berges and Messrs. Giuriceo and Schnall) are affiliated with Clayton, Dubilier & Rice, Inc., affiliates of which manage the CDR Investors, the beneficial owners of approximately 48% of our Common Stock. Under the Corporate Governance Guidelines, our directors are deemed independent if the Board has made an affirmative determination that such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Our Board of Directors has affirmatively determined that Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera, and Rabin satisfy the independence requirements of our Corporate Governance Guidelines, as well as the NYSE relating to directors. In addition, our Board of Directors has affirmatively determined that Messrs. McMaster, Eisenberg, Metcalfe and Miller are also "independent" under the SEC's standards for independent audit committee members, as discussed below. As part of its annual evaluation of director independence, the Board examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and us, our subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the relevant NYSE and SEC standards. The Board also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and members of the senior management of Sally Beauty Holdings, Inc. or its affiliates. As a result of this evaluation, the Board has affirmatively determined that Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera, and Rabin are independent under those criteria.

Nomination of Directors

        The Board of Directors is responsible for nominating directors for election by our stockholders and filling any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee will be responsible for identifying individuals it believes are qualified to become members of the Board of Directors. In accordance with our Third Amended and Restated By-Laws, CDRS has the right to nominate a certain number of directors in proportion to its and its affiliates' ownership of specified percentages of our Common Stock. We anticipate that the Nominating and Corporate Governance Committee will consider recommendations for director nominees from a wide variety of sources, including other members of the Board of Directors, management, stockholders, and, if deemed appropriate, from professional search firms. The Nominating and Corporate Governance Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the listing standards of the NYSE. In addition, we anticipate that the Nominating and Corporate Governance Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate's judgment, skill, integrity, and business and other experience.

Stockholder Recommendations or Nominations for Director Candidates

        Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. Director nominations by a stockholder or group of stockholders for consideration by our stockholders at our annual meeting of stockholders, or at a special meeting of our stockholders that includes on its agenda the election of one or more directors, may only be made pursuant to Section 1.06 of our Third Amended and Restated By-laws or as otherwise provided by law. Nominations pursuant to the Third Amended and Restated By-laws are made by delivering to our Secretary, within the time frame described in the Third Amended and Restated By-laws, all of the materials and information that the Third Amended and Restated By-laws require for director nominations by stockholders. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as a director.

        Stockholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our Third Amended and Restated By-Laws, a) the name, age, business address and residence address of the nominee(s), b) the principal occupation or employment of the nominee(s), c) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), d) a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which nominations are to be made by the stockholder, and e) any other information relating to the nominee(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 1.06 of our Third Amended and Restated By-laws and any nominee proposed by a stockholder not nominated in accordance with Section 1.06 shall not be considered or acted upon for execution at such meeting. Stockholders' notice for any proposals requested to be included in the Corporation's Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including director nominations), must be made in accordance with that rule.

 Director Qualifications

        In order to be recommended by the Nominating and Corporate Governance Committee, subject to the provisions of the stockholders agreement, our Corporate Governance Guidelines require that each candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all of our stockholders, and be able and willing to devote the required amount of time to our affairs, including attendance at Board of Director meetings. In addition, the candidate cannot jeopardize the independence of a majority of the Board of Directors.

        Our qualification guidelines also provide that each candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other boards, and skill sets that add to the value of our business.

Mandatory Retirement Age

        Pursuant to our Corporate Governance Guidelines, it is the policy of the Board that no non-management director should serve for more than 15 years in that capacity or beyond the age of 72, except that, where that policy would result in multiple retirements in any 12-month period, the Board may request that a director who would otherwise be due to retire serve up to an additional 12 months.

Directors Who Change Their Present Job Responsibility

        Pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in job responsibilities or assignment will be required to submit a resignation to the Board. The remaining directors, upon recommendation of the Nominating and Corporate Governance Committee, will then determine the appropriateness of continued Board membership.

Self-Evaluation

        The Nominating and Corporate Governance Committee will conduct a self-evaluation of the Board each year to determine whether the Board and its committees are functioning effectively. In addition, each committee of the Board conducts a self-evaluation each year and reports its findings to the Board.

Board Meetings and Attendance

        Pursuant to our Corporate Governance Guidelines, our directors are expected to:

  •
  regularly attend meetings of the Board and the committees of which they are members (as well as each annual meeting of stockholders);

  •
  spend the time needed to properly discharge their responsibilities;

  •
  with respect to our non-management directors, meet at regularly scheduled executive sessions in which management does not participate (for these sessions, the chairmanship of each session is determined on a rotating basis from among the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees);

  •
  with respect to our independent directors, meet at least once a year in an executive session without management (for these sessions, the chairmanship of each session is determined on a rotating basis from among the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees).

        In fiscal 2008, our Board of Directors met eight times, our Audit Committee met eleven times, our Compensation Committee met five times, our Finance Committee met four times, and our Nominating and Corporate Governance Committee met four times. Our independent directors met in executive session four times, and the non-management directors met four times. During fiscal 2008, each of our incumbent directors attended at least 75% percent of the total number of meetings of the Board and each committee on which he or she served (during his or her service on such committee). In 2008, ten of eleven members of the Board attended the annual meeting of stockholders.

Committees of the Board of Directors

        Pursuant to the Third Amended and Restated By-laws, our Board of Directors has established the following committees:

  •
  Audit Committee;

  •
  Compensation Committee;

  •
  Nominating and Corporate Governance Committee;

  •
  Finance Committee; and

  •
  Executive Committee.

        The function of each committee is described below.

        Each committee, pursuant to its charter adopted by the Board of Directors, consists of four members, of whom up to two are, and shall be, CDRS designees and at least two shall be, and are, non-CDRS designees. A CDRS designee is entitled under the stockholders agreement to chair the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, and a non-CDRS designee is entitled to chair the Audit Committee and the Executive Committee.

         Audit Committee.     The Audit Committee consists of Mr. McMaster (chair), Mr. Eisenberg, Mr. Metcalfe and Mr. Miller. The Board of Directors has determined that each member of the Audit Committee is financially literate, that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act and that Mr. Eisenberg, Mr. McMaster and Mr. Miller each qualify as an "audit committee financial expert" under SEC rules.

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of our internal audit function and independent auditors.

         Pre-Approval Policy.     The Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy to pre-approve all permissible audit and non-audit services provided by our independent auditors. We expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The policy contains a provision delegating limited pre-approval authority to the chairman of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The chairman of the Audit Committee is required to report on such pre-approvals at the next scheduled Audit Committee meeting.

        The Audit Committee is governed by the Audit Committee charter, which was adopted by the Transactions Committee of the Board of Directors on November 16, 2006 and ratified, as amended, by the full Board of Directors on December 5, 2006. A copy of this charter is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

         Compensation Committee.     The Compensation Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Compensation Committee is to, among other things:

  •
  review and approve corporate goals and objectives relevant to CEO compensation and evaluate the CEO's performance in light of those goals and objectives;

  •
  determine and approve the CEO's compensation level based on this evaluation;

  •
  approve compensation of other executive officers;

  •
  review and recommend to the Board of Directors equity-based incentive compensation plans in which executive officers will participate; and

  •
  prepare the reports and analysis on executive compensation, which are required to be included in our annual proxy statements.

        The Compensation Committee's processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under "Compensation Discussion and Analysis — Process for Determining Executive Compensation" beginning on page 19 of this Proxy Statement.

        The Compensation Committee is governed by the Compensation Committee charter, which was adopted by the Transactions Committee of the Board of Directors on November 16, 2006 and ratified, as amended, by the full Board of Directors on December 5, 2006. A copy of this charter is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. As described in greater detail in "Compensation Discussion and Analysis — Process for Determining Executive Compensation" beginning on page 12 of this Proxy Statement, the Compensation Committee engages an independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook, to assist it in its review of our management compensation levels and programs to ensure that our executive compensation program is commensurate with those of public companies similar is size and scope to us. During its engagement, Cook has participated in meetings of the Compensation Committee and advised it with respect to compensation trends and practices, plan design, and the reasonableness of individual awards. Cook has not performed any services for our management.

        The Compensation Committee consists of Ms. Affeldt (chair), Mr. Eisenberg, Ms. Miller de Lombera and Mr. Rabin.

         Nominating and Corporate Governance Committee.     The Nominating and Corporate Governance Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Nominating and Corporate Governance committee is to, among other things:

  •
  identify individuals qualified and suitable to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders;

  •
  develop and recommend to our Board of Directors a set of corporate governance principles applicable to us; and

  •
  oversee the evaluation of the Board of Directors and management.

        The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee charter, which was adopted by the Transactions Committee of the Board of Directors on November 16, 2006 and ratified by the full Board of Directors on December 5, 2006. A copy of this charter is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        The Nominating and Corporate Governance Committee consists of Mr. Metcalfe (chair), Ms. Affeldt, Ms. Miller de Lombera and Mr. Rabin.

         Executive Committee.     The purpose of the Executive Committee is to assist our Board of Directors with its responsibilities and, except as may be limited by law, our Amended and Restated Certificate of Incorporation or our Third Amended and Restated By-Laws, to exercise the powers and authority of our Board of Directors when it is not in session. The Executive Committee is governed by the Executive Committee charter, which was adopted by the Board of Directors on December 5, 2006. The Executive Committee consists of Mr. Berges (chair) and Messrs. Miller, Schnall and Winterhalter. A copy of this charter is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        Finance Committee.     The purpose of the Finance Committee is to provide assistance to the Board of Directors in satisfying its fiduciary responsibilities relating to our financing strategy, financial policies and financial condition. The Finance Committee consists of Mr. Schnall (chair), and Messrs. Giuriceo, McMaster and Miller. The Finance Committee is governed by the Finance Committee charter, which was adopted by the Board of Directors on December 5, 2006 and amended on January 25, 2007. A copy of this charter is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Director Indemnification Agreements

        On December 5, 2006, our Board of Directors approved and authorized us to enter into an indemnification agreement with each member of the Board, including Mr. Winterhalter. The indemnification agreement is intended to provide directors with the maximum protection available under applicable law in connection with their services to us.

        Each indemnification agreement provides, among other things, that subject to the procedures set forth therein, we will, to the fullest extent permitted by applicable law, indemnify an indemnitee if, by reason of such indemnitee's corporate status as a director, such indemnitee incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by an indemnitee, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that we cover an indemnitee under liability insurance available to any of our directors, officers or employees.

No Material Proceedings

        As of November 24, 2008, there are no material proceedings to which any of our directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of our Common Stock (or their associates) is a party adverse to us or has a material interest adverse to us.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under SEC rules. In addition, during fiscal 2008, none of our executive officers served as:

  •
  a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

  •
  a director of another corporation, one of whose executive officers served on the Compensation Committee; or

  •
  a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Statement of Policy with respect to Related Party Transactions

        Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a Statement of Policy with respect to Related Party Transactions. Under this policy, a "related party transaction" is defined as a transaction between us and any senior officer, director, a stockholder owning in excess of 5% of us, a person who is an immediate family member of a senior officer or director, or an entity owned or controlled by any such person, other than 1) transactions available to all employees generally, or 2) transactions involving less than $5,000 when aggregated with all similar transactions. Under this policy, any related party transaction must be approved by the relevant body (as described below) and disclosed to our stockholders. If the proposed transaction is not an employment arrangement, the transaction must be approved by either a) the Audit Committee of our Board of Directors, if the transaction is on terms comparable to those that could be obtained in arm's length dealing with an unrelated third party, or b) the disinterested members of our Board of Directors. If the transaction is an employment arrangement, the proposed transaction must be approved by the Compensation Committee. The letter agreement with Clayton, Dubilier, & Rice, Inc. described below was approved in accordance with our policy. A copy of our Statement of Policy with respect to Related Party Transactions is available on the corporate governance section of our Web site and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Stockholders Agreement

        On November 16, 2006, in connection with our separation from Alberto-Culver, we, the CDR Investors and the Lavin family stockholders entered into the stockholders agreement, which is described on page 5 of this Proxy Statement.

Letter Agreement with Clayton, Dubilier & Rice, Inc.

        We are party to a letter agreement with Clayton, Dubilier & Rice, Inc., dated as of February 26, 2007, which we refer to as the CD&R letter agreement, pursuant to which we pay Clayton, Dubilier & Rice, Inc. $37,500 per calendar quarter for each of its professional employees who is designated by CDRS to serve on our Board of Directors. In addition, pursuant to the letter agreement, such designees will receive reimbursement for travel and other out-of-pocket expenses in the same manner as other directors except that to the extent that the Chairman of our Board of Directors remains a designee, such Chairman will be entitled to up to $150,000 per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel. In consideration for these payments, Clayton, Dubilier & Rice, Inc. has waived, on behalf of such designees to the Board, any right to the payment of other compensation for such person's service as a director.

INFORMATION ON THE COMPENSATION OF DIRECTORS

Director Compensation Table(1)
(Dollar Figures Shown in Actual Dollars)

Name	Total Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Total ($)
James G. Berges(2)	0	0	0	0
Kathleen J. Affeldt	73,500	69,995	19,513	163,008
Marshall E. Eisenberg	70,000	69,995	19,513	159,508
Kenneth A. Giuriceo(2)	0	0	0	0
Donald J. Gogel(2)	0	0	0	0
Robert R. McMaster	84,000	69,995	19,513	173,508
Walter L. Metcalfe	77,000	69,995	19,513	166,508
John A. Miller	74,000	69,995	19,513	163,508
Martha Miller de Lombera	66,000	69,995	19,513	155,508
Edward W. Rabin	66,000	69,995	19,513	155,508
Richard J. Schnall(2)	0	0	0	0
Gary G. Winterhalter(3)	0	0	0	0

(1)
During our 2008 fiscal year, we did not award any non-equity incentive plan compensation to, or maintain any pension or deferred compensation arrangements for, members of our Board of Directors.

(2)
Messrs. Berges, Giuriceo, Gogel and Schnall did not receive any compensation directly from us for their service as a director during our 2008 fiscal year. Messrs. Berges, Giuriceo, Gogel and Schnall are affiliated with Clayton, Dubilier and Rice, Inc. and CDRS has designated Messrs. Berges, Giuriceo and Schnall to serve on our Board of Directors pursuant to the terms of the CD&R letter agreement. Under the CD&R letter agreement, we pay $37,500 per calendar quarter to CD&R for each employee of CD&R designated by CDRS to serve on our Board of Directors. In consideration for these payments, CD&R has waived, on behalf of the CDRS designees to our Board of Directors, any right to the payment of other compensation for each such person's service as a director.

(3)
Mr. Winterhalter did not receive any compensation for his service as a director during our 2008 fiscal year.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with Financial Accounting Standards No. 123R, or SFAS 123R. As of September 30, 2008, each director, other than Messrs. Berges, Giuriceo, Schnall and Winterhalter, beneficially owned 15,899 restricted stock units which were vested but not yet delivered in shares and which were granted pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, which we refer to as the 2007 Omnibus Plan, and the Sally Beauty Holdings, Inc. Independent Director Compensation Policy, which we refer to as the Director Compensation Policy, approved by our Board of Directors on January 25, 2007.

(5)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123R. As of September 30, 2008, each director, other than Messrs. Berges, Giuriceo, Schnall and Winterhalter, had 19,055 option awards outstanding, 15,000 of which were granted pursuant to the 2003 Stock Option Plan for Non-Employee Directors and 4,055 of which were granted pursuant to the 2007 Omnibus Plan. As of September 30, 2008, Mr. Miller had an additional 61,129 options, which were received while Mr. Miller was a director of Alberto-Culver prior to our separation.

Narrative Discussion of Director Compensation Table

        The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the Director Compensation Table.

Cash Compensation

        In 2008 and pursuant to our Director Compensation Policy, our non-employee directors who are not affiliated with Clayton, Dubilier & Rice, Inc. (currently Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller de Lombera and Rabin), which we refer to generally as our independent directors, each received an annual cash retainer of $35,000, payable in advance in four quarterly installments and pro-rated to reflect the number of days served as a director during our 2008 fiscal year. For in-person Board or committee meetings during our 2008 fiscal year, each independent director in attendance received $2,000. For telephonic Board or committee meetings for which minutes were kept during our 2008 fiscal year, each independent director in attendance received $1,000. During 2008, additional annual cash retainers were paid to each independent director who served as chairperson of the Audit Committee (Mr. McMaster), Compensation Committee (Ms. Affeldt), or the Nominating and Corporate Governance Committee (Mr. Metcalfe). This additional retainer was payable in advance in quarterly installments, in the following annualized amounts:

Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$5,000

Equity-Based Compensation

        Pursuant to our Director Compensation Policy, upon the appointment or election of a new independent director to the Board, the independent director receives an initial grant of options to purchase shares of our Common Stock. These options have a grant date present value equal to $70,000, and become exercisable in four equal annual installments beginning on the day before the first anniversary of the grant date. Options granted to independent directors under the 2007 Omnibus Plan have an exercise price per share equal to the closing price for our Common Stock on the NYSE on the grant date, and have a ten-year maximum term.

        Each independent director is granted an annual equity-based retainer award with a value at the time of issuance of approximately $70,000. Such award is normally made at the first meeting of our Board each fiscal year in the form of restricted stock units, which we refer to as RSUs, in accordance with the 2007 Omnibus Plan, which vest on the last day of such fiscal year. Independent directors whose service on our Board begins after the start of a fiscal year receive a grant of RSUs which is pro-rated to reflect the number of days remaining in such fiscal year. Upon vesting, such RSUs are retained by us as deferred stock units that are not distributed until six months after the independent director's service as a director terminates.

        On October 24, 2007, our independent directors each received a grant of 7,954 RSUs pursuant to the 2007 Omnibus Plan. Such RSUs vested on September 30, 2008, yet are retained by us as deferred stock units that are not to be distributed until six months after the independent director's service as a director terminates.

 Travel Expense Reimbursement

        Each of our independent directors is entitled to reimbursement for reasonable travel expenses properly incurred in connection with their functions and duties as a director. With respect to air travel, reimbursements are limited to the cost of first-class commercial airline tickets for the trip. In addition, pursuant to the CD&R letter agreement, the CDRS designees to our Board (Messrs. Berges, Gogel and Schnall) received reimbursement for travel and other out-of-pocket expenses in the same manner as our independent directors except that the Chairman of the Board, who is a CDRS designee, was entitled to up to $150,000 per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

        In this section of our proxy statement, we explain how our executive compensation programs are designed and operate with respect to the following executive officers (whom we refer to as our "named executive officers"):

  •
  Gary G. Winterhalter, our President and Chief Executive Officer,

  •
  Mark J. Flaherty, our Senior Vice President and Chief Financial Officer,

  •
  David L. Rea, our Former Senior Vice President and Chief Financial Officer,

  •
  John R. Golliher, our President, Beauty Systems Group,

  •
  Michael G. Spinozzi, our President, Sally Beauty Supply and

  •
  Bennie L. Lowery, our Senior Vice President and General Merchandise Manager, Beauty Systems Group.

        We also identify the material elements and objectives of compensation awarded to our named executive officers during fiscal 2008, and the support for such awards. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included on pages 28-35 of this proxy statement.

        We became an independent, publicly-held corporation on November 16, 2006, after 36 years of operating as a subsidiary of Alberto-Culver. Since that time, our Compensation Committee has made, and will continue to make, the determinations concerning the amount and form of compensation arrangements for our executive officers. Our fiscal 2008 executive compensation program reflects a continuing transition from the legacy Alberto-Culver executive compensation arrangements to our new executive compensation program, which we believe is better-suited to our business and human resources objectives.

        Fiscal 2008 was a strong year for the Corporation. Our consolidated net sales for fiscal 2008 increased 5.3% over fiscal 2007 to $2.6 billion, with same store sales growth of 2.6%. Our GAAP net earnings for fiscal 2008 were $78.5 million, growth of 76.4%, with GAAP earnings per share of $0.43, compared to earnings per share of $0.24 in the fiscal year 2007. The following provides a brief overview of our fiscal 2008 compensation program as detailed in this Compensation Discussion and Analysis:

  •
  The following elements comprise the total direct compensation awarded to our named executive officers: base salary, annual cash incentive bonuses, and equity-based long-term incentive awards consisting of stock options and, in the case of certain executive officers, restricted stock.

  •
  In fiscal 2008, we changed the companies comprising the peer group against which we benchmark our compensation arrangements to better reflect the size and scope of the Corporation.

  •
  In fiscal 2008, we targeted all elements of our compensation program to provide total compensation opportunity for our named executive officers at between the 25th percentile and the median of our peer group.

  •
  In fiscal 2008, we granted a limited amount of restricted stock awards through our equity compensation program to certain executive officers to recognize key contributors and enhance retention.

  •
  Our named executive officers participate in the same benefit programs at the same cost as other salaried employees.

  •
  We provide our named executive officers with limited perquisites, such as life insurance and reimbursement for executive physicals.

Philosophy/Objectives of Executive Compensation

        Our Compensation Committee has developed the following set of objectives to guide the design of our executive officer compensation plans and practices, including those for our named executive officers. The Compensation Committee considers these objectives when making decisions regarding the forms, mix and amounts of compensation paid to our executive officers:

  •
  Attract, motivate and retain highly qualified individuals.  We believe it is important and in the best interest of our stockholders to attract, motivate and retain highly-talented executives to assist us in implementing our business strategy and achieving our objectives. To attract and retain highly-skilled leadership, our compensation arrangements must remain competitive with the compensation paid by other employers who compete with us for talent. Accordingly, the Compensation Committee benchmarks the components, mix and amounts of executive compensation to test whether they are competitive in the marketplace. The Compensation Committee uses its discretion to vary executive officer pay from the targeted levels based on various factors, such as an executive officer's performance, responsibilities, experience and expected future contributions.

  •
  Align the interests of our executive officers more closely with those of our stockholders.  We believe that a substantial portion of the compensation that may be realized by our executive officers should be directly aligned with the interests of our stockholders. Accordingly, the compensation program for our executives is weighted toward performance-based compensation, with base salary being the only component of an executive officer's direct compensation that is fixed each year. Other components, including annual bonus compensation and long-term incentive compensation, are subject to the achievement of financial and strategic business objectives and/or increases in stockholder value. The Compensation Committee believes this performance-driven compensation will promote our long-term success and maximize stockholder returns.

  •
  Increase the personal stake of the executive officers in our continued success and growth by linking a significant portion of executive officers' compensation to our financial performance.  Our executive officers have roles and responsibilities that directly influence the achievement of our financial performance objectives that we consider to be key drivers of long-term stockholder value creation. Therefore, a significant portion of our executive officers' compensation depends on whether those objectives are achieved. Annual bonus compensation is subject to the achievement of our financial performance goals, subject to the discretion of the Compensation Committee.

 Internal Equity

        Internal equity is one factor of many that the Compensation Committee considers in establishing compensation for our executives. While there is no formal policy, the Compensation Committee reviews compensation levels to ensure that appropriate equity exists. The differences in compensation levels among our named executive officers reflects the significant differences in their relative responsibilities. The CEO's responsibilities for management and oversight of a global enterprise are significantly higher than those of our other named executive officers. As a result, the market pay level for our CEO is substantially higher than the market pay for other officer positions.

        The Compensation Committee continues to review each element of our executive compensation program, and the methods for determining the types and amounts of compensation, to assure that they help us meet our compensation philosophy and objectives.

Processes for Determining Executive Compensation

        The annual process for determining executive compensation at the Corporation takes place over several meetings. For the 2008 fiscal year, the Compensation Committee considered and discussed alternatives for determining the components and amount of executive pay at its August and September 2007 meetings. At its October 2007 meeting, the Compensation Committee made final decisions on executive officer pay opportunities for fiscal year 2008, including the rates of base salary, short-term and long-term incentive opportunities and performance objectives for incentive awards. The Compensation Committee intends to follow a similar process in future years, which enables it to examine and consider our financial performance, as well as the relative performance of the executive officers, during the previous fiscal year in establishing the upcoming fiscal year's compensation and performance goals. Throughout this process, the Compensation Committee receives input from an independent compensation consultant as well as from members of management, as discussed below.

Role of Outside Compensation Consultant

        The Compensation Committee retained the services of an independent consultant, Frederic W. Cook & Co., Inc., which we refer to as Cook, to assist in its review of our management compensation levels and programs. The Compensation Committee retained Cook based on that firm's experience and expertise. As part of this engagement, Cook assisted the Compensation Committee in the design of our current compensation program for executives, and continues to advise the Compensation Committee on the program, including with regard to performance measures and targets set from year to year for the annual cash incentive bonuses for executives. The Compensation Committee has directly engaged Cook to assist with these same services for the 2009 fiscal year, based on Cook's experience, expertise and familiarity with our company. Cook does not provide any services to our management, and does not provide any service to us, other than with respect to its role as the Compensation Committee's executive compensation consultant.

Market Data/Benchmarking

        Cook assisted the Compensation Committee in benchmarking our compensation arrangements and aggregate equity compensation practices against public-companies similar in size and scope to our company. Cook obtained proxy data from the peer companies described below, as well as comparative compensation surveys of general industrial companies.

        In fiscal 2008, after discussions with Cook and management, the Compensation Committee changed the group of companies comprising our peer group to better reflect similarity with us as measured by our revenue, market capitalization, and retail line of business. For Cook's fiscal 2008 analyses, management selected new peer companies, which were then reviewed by Cook and approved by the Chairwoman of the Compensation Committee. The following 12 companies comprised our peer group for fiscal 2008, which we refer to as our "peer companies" or "peer group":

American Eagle Outfitters, Inc.	GameStop Corp.	Stage Stores, Inc.
Charming Shoppes, Inc.	O'Reilly Automotive, Inc.	The Talbots, Inc.
Dollar Tree Stores, Inc.	Rent-A-Center, Inc.	Williams-Sonoma, Inc.
Family Dollar Stores, Inc.	Retail Ventures, Inc.	Zale Corporation

In terms of size, our revenues approximated the 25th percentile and our market capitalization was between the 25th percentile and median of these peer companies.

Role of Executive Officers and the Personnel of the Corporation

        The Compensation Committee also considers the views and insights of our management, including our executive officers, in making compensation decisions. In particular, Mr. Winterhalter and Jim Biggerstaff, our Vice President of Human Resources, whom we refer to our as our VP-HR, recommend to the Compensation Committee the base pay levels and individual compensation targets for each executive officer based on each executive's experience, as well as our Mr. Winterhalter's view as to the strategic importance of that executive's role, knowledge and performance. Mr. Winterhalter's unique insight into our business and day-to-day interaction with our senior executives, combined with Mr. Biggerstaff's over 33 years of experience in human resources and compensation programs within our industry, provide valuable resources to the Compensation Committee with respect to our executive compensation programs. In addition, the Compensation Committee relied on recommendations made by Mr. Winterhalter and our then Chief Financial Officer in selecting the performance metrics and targets for fiscal 2008 annual incentive compensation awards.

        Our Chairman of the Board, our CEO and other members of management generally attend Compensation Committee meetings to provide input on executive contributions, but no member of management participates in discussions with the Compensation Committee concerning his or her own compensation. The Compensation Committee also works closely with our internal legal, human resources, and finance personnel in establishing and monitoring our compensation programs. Our Chief Financial Officer provides the Compensation Committee with input on our financial performance and operational issues, and our General Counsel and Associate General Counsel provide input to the Compensation Committee regarding compliance with the laws and regulations applicable to executive compensation.

        In addition, the Chairwoman of our Compensation Committee has significant professional experience in human resources and management of professionals, and all of our committee members have significant experience with regard to the oversight of executive compensation practices of large publicly-traded companies. The Compensation Committee believes that this experience provides these individuals with a solid frame of reference within which to evaluate our executive compensation programs and practices.

Total Compensation Review

        As part of its process for determining the amount and mix of total compensation to be paid to our executive officers in fiscal 2008, the Compensation Committee reviewed a tally sheet that contained information for each executive officer regarding, among other things:

  •
  compensation since our separation from Alberto-Culver;

  •
  length of service with us;

  •
  the types and amounts of long-term incentive awards granted in the previous three years;

  •
  the types and amounts of our equity securities, both vested and unvested, owned as of the end of the most recently completed fiscal year;

  •
  the proceeds realized by from option exercises since our separation from Alberto-Culver;

  •
  perquisites and other compensation paid in the previous year; and

  •
  the severance payments and other payments to which he or she would be entitled to receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such executive officer for the new fiscal year.

        The Compensation Committee believes that tally sheets are important to an understanding of the total compensation paid and, in certain circumstances, payable to, our executive officers. The committee uses the tally sheets to test whether the various forms, targets, mix, and amounts of compensation paid and payable to our executive officers remain consistent with our compensation objectives. Based on its review of the tally sheets the Committee felt the overall compensation of our executive officers was in line with the philosophy and objectives set forth above.

        The Compensation Committee strives to make decisions on each element of executive compensation within the context of an officer's entire compensation package, meaning that a decision on one pay element (such as base salary) impacts decisions made on other pay elements (such as annual and long-term incentives). Based upon input received from Cook, the Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of severance and change-in-control benefits in a way that furthers the compensation objectives discussed above.

Compensation Components for Fiscal 2008

        Total compensation for each of the named executive officers consists of the following components:

  •
  base salary, which is paid in cash;

  •
  annual cash incentive bonus, which is performance-based; and

  •
  equity-based long-term incentive compensation, which consists of stock options and, in limited circumstances, restricted stock.

Our named executive officers are eligible to participate in the benefit plans generally available to all of our U.S. employees and we provide our named executive officers with limited perquisites. In addition, we have entered into severance and change-in-control arrangements with our named executive officers, as more fully described below.

Base Salary

        Base salary represents the guaranteed portion of our named executive officers' total compensation. While the Compensation Committee believes that a substantial portion of each executive officer's total compensation should be "at-risk," the Compensation Committee also recognizes the importance of setting market-competitive base salaries to help retain and attract the best available talent. Base salaries should also adequately compensate executive officers for their roles, responsibilities, experience and performance.

        The Compensation Committee determines the base salary for each of our named executive officers on an annual basis (unless market conditions or changes in responsibilities merit mid-year changes) and, except as noted below, targets base salaries at or near the 25th percentile of the companies in our peer group, other than for Mr. Winterhalter (as described below). In evaluating each executive officer's performance in his position with us, the Compensation Committee relies primarily on Mr. Winterhalter's performance review of each executive officer other than himself. The subjective factors considered by Mr. Winterhalter include whether the executive officer met the operational goals set for him or her and the financial performance within the executive officer's area of responsibility.

        In October 2007, the Compensation Committee reviewed market data on our peer companies to ascertain whether any significant changes to the base salaries for our executive officers were needed for the 2008 fiscal year to align our executive team with the market. After considering this peer group data, evaluating his strong performance, and noting his unique skill set and increased responsibilities in becoming the CEO of an independent publicly traded company, the Compensation Committee increased Mr. Winterhalter's base salary from $725,000 to $825,000 per annum. This adjustment placed Mr. Winterhalter's base salary between the 25th percentile and the median of our peer group (please see "Internal Equity" above, for additional information regarding Mr. Winterhalter's competitive positioning). The Compensation Committee did not materially increase the base salary levels for any other named executive officer (all increases were less than 4%), as these salaries were around the 25th percentile of our peer group.

        The Compensation Committee believes that the base salaries paid to our named executive officers during fiscal 2008 were appropriate to facilitate our ability to retain and motivate such officers and provided minimum annual compensation opportunity that was competitive with those offered by our peer companies. For the base salaries paid to our named executive officers during fiscal 2008, please see the Summary Compensation Table on page 28 of this proxy statement.

Annual Cash Incentive Bonus

        Annual cash incentive bonuses represent one of the variable portions of our named executive officers' total direct compensation. These awards facilitate the communication of short-term objectives that are important to our success, and motivate our executive officers to attain those objectives on a short-term basis. In addition, the Compensation Committee believes that the payment of cash incentive bonuses promotes our interests and those of our stockholders by providing our named executive officers with short-term financial awards upon the achievement of specified financial and individualized objectives (which should increase the value of our stock), while at the same time encouraging the retention of our named executive officers by providing attractive compensation opportunities.

         AIP.     For fiscal 2008 and for the foreseeable future, annual cash incentive bonuses for our named executive officers will be made pursuant to the Sally Beauty Holdings, Inc. Annual Incentive Plan, which we refer to as the AIP. The AIP was approved by our stockholders on April 26, 2007. The AIP is designed as a "plan within a plan" in order to preserve deductibility under Code Section 162(m), while giving the Compensation Committee the flexibility to tailor awards to reflect financial, operational and individual achievements based on subjective as well as objective criteria. The "outer layer" component of the AIP is entirely objective. No bonuses will be payable under the AIP unless we achieve positive operating income for the year, as reflected in our audited consolidated financial statements. If we in fact achieve this threshold financial goal for the year, Mr. Winterhalter's maximum award is 1% of such operating income and each other named executive officer's maximum award is 0.5% of such operating income, which we refer to as the "Section 162(m) maximum awards." As the "inner layer" component of the AIP, at the beginning of each year the Compensation Committee may establish other financial, operational and/or individual performance goals for each executive officer that will be used to determine actual bonus amounts that are below the officer's Section 162(m) maximum award. The Compensation Committee in effect uses "negative discretion" to reduce the Section 162(m) maximum awards, as it deems appropriate, based on our financial performance relative to these pre-determined goals and based on the Compensation Committee's more subjective evaluation of corporate, operational and individual performance.

         Award Opportunities.     Consistent with the above approach, the Compensation Committee established certain performance criteria for each named executive officer which, if satisfied, would enable him to earn a target-level (below maximum) award under the AIP for 2008 (we refer to these "inner layer" performance criteria as the AIP criteria). These AIP criteria are factors used by the Compensation Committee in exercising its negative discretion to appropriately size the AIP bonuses, if any, to an amount that is below the Section 162(m) maximum award amount, as described above.

        Our CEO and our VP-HR made recommendations to the Compensation Committee as to the percentage of each named executive officer's base salary to be used as his target-level award under the AIP, based on job responsibilities and peer group data provided by Cook. The Compensation Committee set these bonus targets for our executives so that the total annual cash compensation (base salary and annual incentive) was near the median of our peer companies. The bonus targets for our named executive officers for fiscal 2008 were the same as for fiscal 2007: 100% of base salary for Mr. Winterhalter, and 60% of base salary for our other named executive officers. Mr. Flaherty began fiscal 2008 as our Vice President, Controller and Chief Accounting Officer, with a target bonus opportunity of 40% of his salary, and the Compensation Committee increased his target to 60% of salary effective April 11, 2008, upon his promotion to Senior Vice President and Chief Financial Officer.

        If we achieve the AIP financial performance targets (as discussed below), the executive is eligible to earn his target bonus award. If we exceed the AIP financial performance targets, each named executive officer is eligible to earn an AIP bonus in excess of his target award, not to exceed the following amounts: Mr. Winterhalter, $1,520,193; Mr. Rea, $515,090; Mr. Flaherty, $267,268; Mr. Golliher, $379,998; Mr. Spinozzi, $440,433; and Mr. Lowery, $362,050;. We refer to these higher amounts as the "AIP maximum awards," as distinguished from the Section 162(m) maximum awards.

         AIP Financial Performance Criteria.     In establishing the performance objectives for fiscal 2008 in consultation with Cook, the Compensation Committee determined that the primary emphasis should be on financial performance objectives (as an entity or, in some cases as set forth below, as a business unit), while at the same time providing an incentive to our executive officers to meet individual performance objectives. Accordingly, in order for an executive to receive 100% of his AIP target bonus, the target level of financial performance must be achieved.

        For fiscal 2008, the AIP financial criteria consisted of the following three performance metrics, which were measured with reference to our annual operating plan. For heads of a business unit, these metrics were expressed as that segment's portion of our annual operating plan. The percentage weighting of the various financial metrics represents the Compensation Committee's determination regarding the relative importance of each metric to our overall financial performance.

  •
  Sales (30%).  Sales, excluding unbudgeted acquisitions, is a valuable measure to use in determining incentive compensation, as it provides consistency and comparability in our financial reporting and therefore links the compensation of our executive officers with our growth objectives.

  •
  Adjusted EBITA (40–50%).  Adjusted EBITDA provides a meaningful measure of our ability to meet our future debt service, capital expenditures and working capital requirements. For incentive award purposes, we calculate adjusted EBITDA in the same manner as we publicly report this non-GAAP financial measure to the public in our quarterly earnings releases.

  •
  Working Capital (20–30%).  Working capital (expressed as a percentage of sales) provides a meaningful measure of the capital employed in our business. We use this measure as a means to reward employees for decreasing the level of capital needed to effectively run the business so that any additional cash could be used for other value-creating purposes, such as the repayment of debt, acquisitions, or opening additional stores. We define this working capital target as the

    12-month average value of inventory and accounts receivable, minus accounts payable, expressed as a percentage of sales for the corresponding fiscal year period.

        In setting the financial performance targets for the AIP, the Compensation Committee reviewed our financial projections for fiscal year 2008 with Mr. Winterhalter and our then-Chief Financial Officer. For fiscal 2008, the AIP financial performance targets were as follows:

	Sales	Adjusted EBITDA	Working Capital
Mr. Winterhalter	$2.687 billion(1)	$361 million(1)	17.6%
Mr. Rea	$2.687 billion(1)	$361 million(1)	17.6%
Mr. Flaherty	$2.687 billion(1)	$361 million(1)	17.6%
Mr. Lowery	$2.687 billion(1)	$361 million(1)	17.6%
Mr. Golliher	$810 million of BSG Sales(2)	$79.7 million of BSG adjusted EBITDA(2)	23.6% of BSG(4)
Mr. Spinozzi	$1.37 billion of Sally US and Canada sales(3)	$297.4 million of Sally USA and Canada adjusted EBITDA(3)	13.2% of Sally USA and Canada

(1)
Excluding unbudgeted acquisitions and Sally Japan.

(2)
Excluding unbudgeted acquisitions, international operations and our Armstrong McCall division.

(3)
Excluding unbudgeted acquisitions.

(4)
Excluding our Armstrong McCall division.

        As noted above, if we achieve target-level financial performance, the executives are eligible to earn their target AIP bonus awards. The named executive officers were eligible to earn bonuses in excess of the target awards (up to the AIP maximum awards stated above) to the extent that performance against the financial goals exceeded target performance. AIP maximum awards could be earned if:

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  we, or the applicable business unit, had achieved 104% or greater of the target amount of sales for fiscal 2008,

  •
  we, or the applicable business unit, had achieved 104% or greater of the target amount of adjusted EBITDA for fiscal 2008, and

  •
  with respect to Messrs. Winterhalter, Rea and Flaherty, our working capital as a percentage of sales for our 2008 fiscal year had been 17.3% or below, or, with respect to Mr. Golliher, BSG's working capital as a percentage of sales for our 2008 fiscal year had been 23.3% or below, or with respect to Mr. Spinozzi, Sally USA and Canada's working capital as a percentage of sales for our 2008 fiscal year had been 12.9% or below.

        Individual Performance Objectives.     After assessment of actual performance under the relevant financial metrics, each named executive officer's annual incentive bonus for fiscal 2008 was further contingent on the satisfaction of key focus areas and operational performance objectives specific to each individual. Mr. Winterhalter set the individual performance objectives for each of the named executive officers other than himself. The Compensation Committee, after consultation with our Chairman of the Board, set the individual performance objectives for Mr. Winterhalter. The individual performance objectives for each executive officer were tailored to his role within the Corporation. For example, Mr. Winterhalter's personal objectives as CEO related to succession planning, successful integration of acquisitions, and effective communication with the investment community and other constituents. Likewise, as Chief Financial Officer, Mr. Flaherty's personal objectives included such areas as successful management of departmental budgets, oversight of internal controls and procedures, and management of the audit process. The personal objectives for Messrs. Golliher, Spinozzi and Lowery centered on their respective roles as officers our operating divisions, such as effective management of operating expenses, payroll, advertising budgets, service levels and other operational aspects of Beauty Systems Group and Sally Beauty Supply.

         Determination of Awards.     In its September and October 2008 meetings, the Compensation Committee reviewed the fiscal year business results and determined whether and to what extent the AIP criteria were met. During this review, the Compensation Committee met with Mr. Winterhalter to discuss his performance reviews of the other named executive officers and with the Chairman of the Board to discuss the Board's review of Mr. Winterhalter (without Mr. Winterhalter being present).

        In September 2008, the Compensation Committee recognized that, despite the anticipated strong financial performance of the Corporation for the year, certain of the AIP financial performance targets were substantially unlikely to be achieved. The Compensation Committee was concerned that this anomaly would result in bonus payouts that would not appropriately reward our executives for developing and delivering on our business strategies during a difficult year for the economy and the financial markets generally and for the retail industry in particular. For example, our consolidated net sales for fiscal 2008 increased 5.3% over fiscal 2007 to $2.6 billion, with same store sales growth of 2.6%. Our GAAP net earnings for fiscal 2008 were $78.5 million, growth of 76.4%, with GAAP earnings per share of $0.43, compared to earnings per share of $0.24 in the fiscal year 2007. Based on this, the Compensation Committee elected to provide discretionary cash bonus opportunities under the AIP for certain of our executives, designed to reflect their positive contributions as reflected in our solid performance in a particularly difficult market environment for the retail industry.

        Accordingly, in October 2008, the Compensation Committee awarded discretionary bonuses to certain of our executives, including Messrs. Winterhalter, Flaherty, Spinozzi, and Lowery, using the discretion provided under the AIP. The discretionary bonuses, like all bonuses under the AIP, were contingent upon our achieving positive operating income for fiscal year 2008, which, as noted above, was achieved. The discretionary bonus amounts in each case were below the individual's AIP target award, but exceeded the amount for which the executive officer would otherwise have been eligible under the AIP criteria based on actual financial performance against targets. In determining the amount of the discretionary bonuses awarded to these executive officers, the Compensation Committee primarily relied on Mr. Winterhalter (except with respect to Mr. Winterhalter's award, which was recommended by the Chairman of the Board). These recommendations to the Compensation Committee were based on Mr. Winterhalter's (or, in the case of Mr. Winterhalter's discretionary bonus, Mr. Berges') subjective analysis of the total bonus amount that should be paid to the executive officers, reflecting, in his views, the individual executive officer's contributions to our corporate objectives.

        The table below shows the payout opportunities and fiscal year 2008 actual payouts for the named executive officers:

	AIP Target as a % of Salary		AIP Target Award ($)	FY08 Actual AIP Award (Including Discretionary Award, if any) ($)	Discretionary Portion of the AIP Award ($)
Mr. Winterhalter	100%		817,308	408,654	318,180
Mr. Rea	60%		276,930	0	0
Mr. Flaherty	40–60	%(1)	143,692	71,846	55,940
Mr. Golliher	60%		204,300	274,304	0
Mr. Spinozzi	60%		236,792	118,396	62,536
Mr. Lowery	60%		202,262	101,131	78,741

(1)
Mr. Flaherty began fiscal 2008 as our Vice President, Controller and Chief Accounting Officer, with a target bonus opportunity of 40% of his salary, and the Compensation Committee increased his target to 60% of salary effective April 11, 2008, upon his promotion to Senior Vice President and Chief Financial Officer.

Equity-Based Long-Term Incentive Compensation

        Equity-based long-term incentive compensation represents another variable portion of our named executive officers' total compensation. Equity-based compensation awards enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent. Options to purchase our Common Stock are the primary equity compensation vehicle used by the Compensation Committee because these awards align the interests of our key employees with the interests of our stockholders. In addition, because the benefits of stock options are dependent on the appreciation of the price of our Common Stock, such awards encourage our executives to focus on our growth in real value over the long-term. In fiscal 2007, the Compensation Committee granted restricted stock awards as part of our compensation program. Restricted stock awards are reserved only for limited circumstances to recognize key contributors and enhance retention, as the Compensation Committee deems appropriate, and stock options continue to be considered our primary equity compensation tool. The Compensation Committee evaluates whether this component of our compensation program is appropriate given our capital structure and evolving business strategy (as discussed with Cook) given the goal of providing assurance that our equity program properly motivates and retains our key employees.

        Grant Practices for Equity-Based Awards.     The Compensation Committee's policy is to grant equity awards on the same day it approves the grant. Options have an exercise price equal to the closing price of our Common Stock on the date of grant. Other than special one-time grants, such as at the time of a new hire or promotion, the Compensation Committee intends to grant equity awards to its executive officers once a year, and such grants will generally be made at the same time the Compensation Committee approves the annual bonus award targets under the AIP for the fiscal year. These actions will generally occur within the first month of the fiscal year. Equity grants are currently made under the 2007 Omnibus Plan.

        Our VP-HR recommends to our CEO the number of options or other equity awards to be granted to certain key employees based on grant-date value of the awards (which in the case of options is based on the Black-Scholes option pricing model), as well as consideration of each individual's rate of base salary and the dollar value of the proposed award as a percentage of base salary. Our CEO then makes a grant recommendation for each of the proposed grantees, including the named executive officers other than himself, to the Compensation Committee based on our VP-HR's recommendations, consideration of the value of the grants that the individual received in prior years, the competitive market data provided by Cook and his views as to the individual's expected future contribution to our business results. The Chairman of the Board recommends to the Compensation Committee the CEO's proposed equity grant based on his review of competitive market data provided by Cook. The Compensation Committee is ultimately responsible for determining the number of options or shares to be awarded and for approving each grant. In making this determination, the Compensation Committee considers the CEO's recommendations, the long-term incentive opportunity market data provided by Cook, and the competitive data provided by Cook regarding aggregate share usage and costs associated with equity grants.

         Fiscal 2008 Equity Awards.     Consistent with its equity grant policy, in October 2008, the Compensation Committee granted stock options (and certain limited restricted stock awards) to our named executive officers. In July 2008, the Compensation Committee granted restricted stock and stock options to Mr. Flaherty in recognition of his increased duties and responsibilities upon his promotion to Senior Vice President and Chief Financial Officer.

        The Compensation Committee sets an aggregate long-term incentive budget to determine the total amount of equity awards that may be awarded in any fiscal year. The Compensation Committee determines the budget after discussions with Cook and management and a review of peer group practices and the projected impact to our net income. As discussed above, the Compensation Committee considers the CEO's recommendations and the market and competitive data provided by Cook to determine the number of options and shares of restricted stock to be awarded to each named executive officer. Based upon input received from Cook, the Compensation Committee believes that the terms and conditions of the 2008 equity awards, as well as the size of the grants, were commensurate with similar measures used by our peer group(per the competitive data provided by Cook). For more information regarding the equity-based awards granted to our named executive officers during 2008, please see the Grants of Plan-Based Awards table on page 31 of this proxy statement.

Benefits and Perquisites

        Our named executive officers are eligible to participate in the benefit plans generally available to all of our U.S. employees, which include health, dental, life insurance, and disability plans. In addition, our named executive officers are eligible to participate in our 401(k) plan, which represents the only retirement benefit that we provide to our named executive officers. Under the 401(k) plan, our named executive officers may contribute, on a pre-tax basis, up to 50% of eligible compensation, as defined in the plan, subject to IRS limitations. We match each employee's contribution, including our named executive officers, at a rate of 100% on the first 3% and 50% on the next 2% of the employee's eligible compensation. Employees are immediately vested in the matching contributions made by us. Our 401(k) plan also has a profit sharing component, which is 100% funded by us and is determined annually by the Compensation Committee. For fiscal year 2008, the Compensation Committee reviewed the contributions of our employees to our financial performance and determined that a company contribution of approximately 3.30% of eligible compensation was an appropriate profit-sharing contribution.

        Consistent with our philosophy of emphasizing performance-based pay, our executive compensation program provides limited perquisites, which include life insurance equal to 2.5 times the executive's base salary, and reimbursement for physicals. All perquisites for executive officers must be approved by the Compensation Committee. For a description of the perquisites paid to our named executive officers for 2008, please see the Summary Compensation Table on page 28 of this proxy statement.

        The Compensation Committee believes that offering the above-described benefits and perquisites to our named executive officers is consistent with the terms and benefits offered by other similarly situated public companies, and enhances our ability to retain our named executive officers. Given the fact that these items represent a relatively insignificant portion of our named executive officers' total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to the other elements of the total compensation payable to our named executive officers.

Change-in-Control and Termination Agreements.

         Change-in-Control Agreements.     Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Corporation during an important time when their prospects for continued employment can be uncertain, we have entered into change in control agreements with our senior executive officers, including each of Messrs. Winterhalter, Flaherty, Golliher, Spinozzi and Lowery, which provide payments and benefits in the event of the executive's termination of employment by the Corporation without cause or by the executive for "good reason" within two years following a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Corporation without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. The Compensation Committee determined that our change-in-control agreements were generally consistent with those in place at similarly-situated public companies, were designed to keep our executives focused on their work responsibilities during the uncertainty that accompanies a potential change-in-control, and (consistent with the recommendation of our CEO) were necessary to retain and recruit our senior executives. The Compensation Committee also deemed it important from a retention perspective to treat all of the named executive officers similarly with respect to their change-in-control arrangements. Please see "Potential Payments Upon Termination or Change in Control Arrangements" on page 35 of this proxy statement for a description of and potential payouts under these arrangements.

        Termination Agreements.     In addition, during fiscal 2008, we maintained "termination" agreements with Mr. Winterhalter, Mr. Lowery and certain of our other executive officers, which agreements provided payments and benefits to the executive if his employment terminated in situations that do not involve a change in control. As part of its total compensation review, in April 2008 the Compensation Committee reviewed those termination agreements due to expire pursuant to their terms on November 16, 2008, and decided to allow these agreements to expire according to their terms. Mr. Winterhalter's termination agreement does not expire and continues to provide the benefits mentioned above.

        Vest of Equity Awards upon Change in Control.     Under the terms of our 2007 Omnibus Plan, stock option and restricted stock awards would vest upon certain transactions that would result in a change in control. These transactions are described below under the heading "Potential Payments Upon Termination or Change in Control Arrangements." This vesting feature, approved by our stockholders in 2007, is in place because we believe that using a single change in control event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees who are plan participants the same regardless of their employment status after the transaction. In addition it provides our employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

 Transitional Compensation

        As part of our transition to a newly-independent public company, the Compensation Committee felt it important to align our new strategic objectives with a revised, more streamlined executive compensation program that has benefits comparable in the aggregate to what our executives were provided by Alberto-Culver. To accomplish this goal, the Compensation Committee decided to phase out certain Alberto-Culver plans, including the 401(k) and profit sharing restoration and supplemental payments, the final distribution payments under the Alberto-Culver Executive Deferred Compensation Plan, the deferred bonus payments due from elections made by Mr. Winterhalter while an employee of Alberto-Culver, and the restoration payments made to executive officers after we terminated the Alberto-Culver Executive Deferred Compensation Plan. The amounts paid to the named executive officers in connection with the phase out of these plans did not reflect compensation for services rendered during our 2008 fiscal year. They are, however, discussed in footnotes 5 and 6 to our Summary Compensation Table. The determination to phase-out these benefits reflected the Compensation Committee's belief that it was important to treat the affected individuals fairly during the transition to our new compensation program and that doing so would enhance the retention value of our program during this transition period.

Material Changes to Our 2009 Executive Compensation Program

        In October 2008, the Compensation Committee reviewed market data on our peer companies to determine whether any significant changes to the base salaries for our executive officers were needed for the 2009 fiscal year to align our executive team with the market. The Compensation Committee first determined that any merit increases in the base salaries would not be effective until at least March 1, 2009, subject to delay in the sole discretion of the Chair of the Committee. The Compensation Committee did not materially increase (all increases were less than 5%) the base salary levels for any named executive officer, as most of these salaries were between the 25th percentile and the median of our peer group. The Compensation Committee also determined that no changes to current target annual bonus opportunities for executive officers were warranted at this time.

        In addition, the Compensation Committee revised the operation of the AIP for fiscal year 2009. As discussed above, in fiscal 2008, each named executive officer's annual incentive bonus was contingent (in part) on the satisfaction of enumerated specific individual performance objectives. In order to provide more flexibility to recognize overall achievements in key focus areas and operational performance, which can change throughout the year based on unanticipated contingencies, the Compensation Committee no longer will list specific individual performance objectives for individual officers under the AIP. Instead, the Compensation Committee will reserve discretion to reduce or increase the dollar value of an individual officer's AIP award (by up to 50%) based upon the individual's performance. If positive discretion is applied the total payout cannot exceed 100% of the individual's target award.

Equity Ownership Guidelines

        Consistent with our commitment to aligning the interests of our executives with stockholders, the Nominating and Corporate Governance Committee of our Board of Directors adopted stock ownership guidelines in April of 2008, which apply to our executives at the vice president level and above. Pursuant to these guidelines, executives are encouraged to own shares of our Common Stock generally equal in value to a multiple of their annual base salary (as in effect on December 1st of each year) depending on such executive's level in the Corporation. Vested stock options count towards the grantee's stock ownership totals, with each option counting as one share of stock owned. Unvested stock options and restricted shares (stock for which restrictions have not lapsed) do not count as stock owned under the guidelines. The executive officer stock ownership guidelines, as applicable to the named executive officers, are as follows:

CEO	Five times annual base salary
Senior Vice Presidents	Three times annual base salary
Vice Presidents	One time annual base salary

The Compensation Committee may in the future consider an executive's achievement of the guideline stock ownership targets in its award of further equity grants.

        The guidelines do not apply to the non-executive members of the Board. Our equity-based compensation practices for independent directors provide (after a modest initial grant of stock options upon first joining the Board) for annual grants of restricted stock units which (upon vesting) are converted to deferred stock units that are not distributed until six months after the independent director's service terminates. For this reason, the Board believes that Directors will automatically accumulate and hold a significant amount of the Corporation's stock and, consequently that the Directors' interests are appropriately aligned with the interests of the Corporation's long-term stockholders.

Use of Pre-Approved Trading Plans

        We permit our executive officers and Directors to enter into pre-approved trading plans established according to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with an independent broker-dealer to enable them to either a) purchase securities; or b) to recognize the value of their compensation and diversify their holdings of our securities during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise options or purchase or sell stock on behalf of the plan participant if our stock price reaches a specified level or certain events occur. The plan participant no longer controls the decision to purchase, exercise or sell the securities in the plan. Generally, when our executive officers establish these plans they are publicly disclosed in a current report to the SEC. Currently, no named executive officers have Rule 10b5-1 plans in place. One of our Directors, Mr. John Miller, had a Rule 10b5-1 plan in place during 2008 to purchase our Common Stock.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to our named executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to each of these officers in excess of $1,000,000 per year is deductible by us only if it is "performance-based." The Compensation Committee believes that tax deductibility of compensation is an important consideration in establishing our executives' compensation. We believe the awards made for 2008 under the AIP and the stock options granted under the 2007 Omnibus Plan qualify as performance based compensation that is exempt from the deduction limitations of Section 162(m). The Compensation Committee reserves flexibility to approve compensation arrangements that are not necessarily fully tax deductible by us.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Kathleen J. Affeldt (Chair) Marshall E. Eisenberg Martha Miller de Lombera Edward W. Rabin

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains compensation information for our named executive officers. The information included in this table reflects compensation earned by the named executive officers for services rendered to us for the years ended September 30, 2008, and September 30, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)

Gary G. Winterhalter	2008	817,308	336,000	2,178,016	408,654	82,903	3,822,881	(6)
President and Chief Executive Officer	2007	712,500	244,573	2,640,142	470,250	264,090	4,331,555
Mark J. Flaherty	2008	275,461	8,378	103,443	71,846	716	459,844
Senior Vice President and Chief Financial Officer(2)	2007	—	—	—	—	—	—
David L. Rea	2008	289,876	67,065	330,524	—	726	688,191
Former Senior Vice President and Chief Financial Officer	2007	320,192	163,935	327,401	126,796	911	939,235
John R. Golliher	2008	340,500	49,394	655,516	274,304	24,145	1,343,859
President, Beauty Systems Group	2007	325,000	26,298	741,833	113,100	426,715	1,632,946
Michael G. Spinozzi	2008	394,654	49,394	405,347	118,396	22,242	990,033
President, Sally Beauty Supply	2007	375,000	220,360	310,629	259,749	9,192	1,174,930
Bennie L. Lowery	2008	337,104	32,929	465,066	101,131	36,779	973,009
Senior Vice President and General Merchandise Manager, Beauty Systems Group	2007	323,182	7,125	513,275	127,981	89,528	1,061,091

(1)
Reflects principal positions held as of September 30, 2008, other than Mr. Rea, who resigned effective April 11, 2008.

(2)
On October 24, 2007, Mr. Flaherty began serving as our Vice President, Chief Accounting Officer and Controller. Effective April 11, 2008, Mr. Flaherty was elected by our Board of Directors to serve as our Acting Chief Financial Officer and on June 10, 2008, he was elected to serve as our Senior Vice President and Chief Financial Officer.

(3)
Reflects the dollar amounts recognized for financial statement reporting purposes for our 2008 and 2007 fiscal years. The Corporation calculates the fair value of stock awards under SFAS 123R by multiplying the closing price of the Corporation's common stock on the date of grant by the number of shares subject to each stock award. The Corporation assumes zero anticipated forfeitures in connection with valuing the stock awards for purposes of SFAS 123R.

(4)
Reflects the dollar amounts recognized for financial statement reporting purposes for our 2008 and 2007 fiscal years, calculated in accordance with SFAS 123R, but without giving effect to anticipated forfeitures. The amounts shown may include expense associated with options granted in prior years. Upon his resignation on April 11, 2008, Mr. Rea forfeited his unvested options. No reversal of prior year expense is reflected in the Options Awards column for such options since the expense recorded in prior years relates to option awards which had vested at the time of Mr. Rea's resignation. The table below presents the material stock option valuation assumptions for options granted on the dates indicated. Option grants on such dates represent all options granted to the named executive officers with respect to which the Corporation incurred expense under SFAS 123R in our 2008 and 2007 fiscal years.

Fiscal Year(s) Impacted by Grant	Grant Date	Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life (in Years)
2007 & 2008	12/04/06	0	41.9%	4.4%	5
2007 & 2008	01/15/07	0	41.9%	4.8%	5
2007 & 2008	04/26/07	0	41.2%	4.6%	5
2008	10/24/07	0	37.5%	4.0%	5
2008	07/23/08	0	41.3%	3.5%	5

For additional information regarding our calculation of the SFAS 123R grant date fair value of options granted in our 2008 fiscal year, see Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on November 20, 2008.

(5)
Amounts reported for our 2008 fiscal year include the following:

Employer Contributions to Defined Contribution Plans

	Company Matching Contributions Pursuant to our 401(k) and Profit Sharing Plan	Restoration Payments(a)	Life Insurance Premiums
Mr. Winterhalter	$18,725	$62,558	$1,620
Mr. Flaherty	—	—	$716
Mr. Rea	—	—	$726
Mr. Golliher	$16,790	$6,435	$920
Mr. Spinozzi	$21,175	—	$1,067
Mr. Lowery	$16,790	$19,077	$912
  (a)
  Reflects payments made to certain of our named executive officers in lieu of restoration payments that they would have been entitled to receive in 2008 under an Alberto-Culver deferred compensation plan in which they participated prior to our separation from Alberto-Culver. Pursuant to the Alberto-Culver plan, the executives were entitled to restoration payments to compensate them for contributions that would otherwise have been made to their qualified retirement savings plan accounts had such contributions not been limited by IRS rules.

  Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental cost of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules. For information regarding perquisites, please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "Benefits and Perquisites."

(6)
Amounts reported for our 2008 fiscal year do not include the following payments, which were received by Mr. Winterhalter during our 2008 fiscal year but related to compensation deferred in prior years under the Alberto-Culver Deferred Compensation Plan (which we elected not to continue): (i) $326,724, of which $262,500 represented Mr. Winterhalter's deferred annual bonus for our 2004 fiscal year and $64,224 represented accrued interest thereon, and (ii) $58,665, of which $50,000 represented Mr. Winterhalter's deferred annual bonus for our 2005 fiscal year and $8,665 represented accrued interest thereon.

 Narrative Discussion of Summary Compensation Table

        When comparing amounts listed for fiscal 2008 with fiscal 2007, please note that the total compensation figures for fiscal 2007 for Messrs. Winterhalter, Golliher, Spinozzi and Lowery include the accelerated vesting of restricted stock and stock option awards in connection with our separation from Alberto-Culver.

Salary

        As discussed above in "Compensation Discussion and Analysis," the Compensation Committee generally reviews executive officer salaries within the first month of the fiscal year. Any adjustments made by the Committee at that time are typically implemented effective November 1st. Accordingly, for Messrs. Winterhalter, Golliher, Spinozzi and Lowery, salary for fiscal 2008 reflects approximately one month compensation at the salary level established in 2006 and eleven months compensation at the salary level established in October of 2007. In October 2007, the Compensation Committee increased the annual base salary for certain of our named executive officers, as follows: Mr. Winterhalter, $725,000 to $825,000; Mr. Golliher, $325,000 to $341,792; Mr. Spinozzi, $375,000 to $396,292; and Mr. Lowery, $323,182 to $338,264.

        Mr. Flaherty's annual salary while he served in the role of Vice President, Chief Accounting Officer and Controller was $230,000. Effective April 11, 2008, the Board of Directors elected Mr. Flaherty to serve as our Acting Chief Financial Officer and on June 10, 2008, he was elected to serve as our Senior Vice President and Chief Financial Officer. Effective April 11, 2008, the Compensation Committee increased his annual base salary from $230,000 to $360,000.

        The salary amount reflected for Mr. Rea for our 2008 fiscal year includes the dollar value of his base salary earned during our 2008 fiscal year, plus a payment of $41,973 for accrued vacation, which was paid out to him upon his resignation from the Corporation.

Stock Awards

        Stock Awards consist of time-lapsing restricted stock awards. The restrictions upon these awards lapse ratably over a five-year period. Amounts reported reflect the dollar amount recognized for financial statement reporting purposes for our 2007 and 2008 fiscal years, calculated in accordance with SFAS 123R.

Option Awards

        Due to the standard four-year vesting term of our stock option grants, we recognized expense in our 2008 fiscal year in connection with a portion of the options granted in our 2007 fiscal year. We also recognized expense in fiscal 2008 of $76,719 related to 100,000 options granted to Mr. Flaherty in July 2008, 25,000 of which vested on September 30, 2008.

        The 2007 Omnibus Plan provides for continued vesting, subject to certain conditions, upon the termination of employment by reason of retirement, as that term is defined in the plan. Therefore, we recognized accelerated expense of $1,558,224, $536,722, and $346,272 in fiscal 2008 related to stock options held by Messrs. Winterhalter, Golliher, and Lowery, respectively, each of whom is retirement-eligible.

Non-Equity Incentive Plan Compensation

        The amounts reported reflect annual incentive awards earned for our 2008 fiscal year under the AIP. For information regarding the AIP, which was approved by our stockholders on April 26, 2007, please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "Annual Cash Incentive Bonus."

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

		Compensation Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
Name	Grant Date	Action Date	Threshold ($)	Target ($)		Maximum ($)		Units (#)		Options (#)		($ / Sh) (11)	Option Awards
Gary G. Winterhalter	10/24/07	10/24/07	$0	$817,308		$1,520,193	(1)	—		450,000	(7)	8.80	1,558,224

Mark J. Flaherty	10/24/07	10/24/07	$0	$143,692		$267,268	(2)			33,000	(7)	8.80	114,270
	07/23/08	07/23/08						30,000	(9)	100,000	(8)	7.42	529,475

David L. Rea	10/24/07	10/24/07	$0	$276,930	(3)	$515,090	(3)	—		200,000	(7)	8.80	692,544

John R. Golliher	10/24/07	10/24/07	$0	$204,300		$379,998	(4)	30,000	(10)	155,000	(7)	8.80	800,722

Michael G. Spinozzi	10/24/07	10/24/07	$0	$236,792		$440,433	(5)	30,000	(10)	155,000	(7)	8.80	800,722

Bennie L. Lowery	10/24/07	10/24/07	$0	$202,262		$362,050	(6)	20,000	(10)	100,000	(7)	8.80	522,272

(1)
Pursuant to our AIP, Mr. Winterhalter's target cash bonus was $817,308 (100% of his base salary). The maximum cash bonus he could have received was $1,520,193, which is the sum of (a) $490,385, in the event that we achieved 104% or greater of the target amount of sales for our 2008 fiscal year, (b) $817,308, in the event that we achieved 104% or greater of the target amount of adjusted EBITDA for our 2008 fiscal year, and (c) $212,500, in the event that targeted working capital as a percentage of revenue for our 2008 fiscal year was 17.3% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(2)
Mr. Flaherty began fiscal year 2008 as our Vice President, Controller and Chief Accounting Officer, with a target bonus opportunity of 40% of his base salary. Upon his promotion to Senior Vice President and Chief Financial Officer in June 2008, the Compensation Committee increased his target bonus opportunity to 60% of his base salary effective April 11, 2008. Pursuant to our AIP, Mr. Flaherty's target cash bonus was $143,692. The maximum cash bonus that he could have received was $267,268, which is the sum of (a) $86,216, in the event that we achieved 104% or greater of the target amount of sales for our 2008 fiscal year, (b) $143,692, in the event that we achieved 104% or greater of the target amount of adjusted EBITDA for our 2008 fiscal year, and (c) $37,360, in the event that targeted working capital as a percentage of revenue for our 2008 fiscal year was 17.3% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(3)
Mr. Rea was ineligible for a cash bonus in fiscal 2008 due to his resignation effective April 11, 2008. His target cash bonus was $276,930 (60% of his base salary). The maximum cash bonus that he could have received was $515,090, which is the sum of (a) $166,158, in the event that we achieved 104% or greater of the target amount of sales for our 2008 fiscal year, (b) $276,930, in the event that we achieved 104% or greater of the target amount of adjusted EBITDA for our 2008 fiscal year, and (c) $72,002, in the event that targeted working capital as a percentage of revenue for our 2008 fiscal year was 17.3% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(4)
Pursuant to our AIP, Mr. Golliher's target cash bonus was $204,300 (60% of his base salary). The maximum cash bonus that he could have received was $379,998, which is the sum of (a) $122,580, in the event that we achieved 104% or greater of the target amount of BSG sales (excluding Armstrong McCall) for our 2008 fiscal year, (b) $204,300, in the event that we achieved 104% or greater of the target amount of BSG adjusted EBITDA (excluding Armstrong McCall) for our 2008 fiscal year, and (c) $53,118, in the event that working capital as a percentage of revenue for BSG (excluding Armstrong McCall) for our 2008 fiscal year was 23.3% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(5)
Pursuant to our AIP, Mr. Spinozzi's target cash bonus was $236,792 (60% of his base salary). The maximum cash bonus that he could have received was $440,433, which is the sum of (a) $142,075, in the event that we achieved 104% or greater of the target amount of Sally USA & Canada sales for our 2008 fiscal year, (b) $236,792, in the event that we achieved 104% or greater of the target amount of Sally USA & Canada adjusted EBITDA for our 2008 fiscal year, and (c) $61,566, in the event that working capital as a percentage of revenue for Sally USA & Canada for our 2008 fiscal year was 12.9% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(6)
Pursuant to our AIP, Mr. Lowery's target cash bonus was $202,262 (60% of his base salary). The maximum cash bonus that he could have received was $362,050, which is the sum of (a) $121,358, in the event that we achieved 104% or greater of the target amount of sales for our 2008 fiscal year, (b) $161,810, in the event that we achieved 104% or greater of the target amount of adjusted EBITDA for our 2008 fiscal year, and (c) $78,882, in the event that targeted working capital as a percentage of revenue for our 2008 fiscal year was 17.3% or below. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2008 — "AIP Criteria Based on Financial Performance" for additional information on these targets.

(7)
On October 24, 2007, our Compensation Committee made grants of options to all of our named executive officers to purchase shares of our Common Stock under the 2007 Omnibus Plan. These options vest ratably over a four year period beginning on October 23, 2008.

(8)
On July 23, 2008, our Compensation Committee made a grant of options to Mr. Flaherty to purchase shares of our Common Stock under the 2007 Omnibus Plan. These options vest ratably over a four-year period beginning on September 29, 2008.

(9)
On July 23, 2008, our Compensation Committee granted shares of restricted stock to Mr. Flaherty pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five year period beginning on July 22, 2009. Dividend will be paid on these restricted shares if, as and when dividends are paid, if any, on our Common Stock.

(10)
On October 24, 2007, our Compensation Committee granted shares of restricted stock to Messrs. Golliher, Spinozzi and Lowery pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five year period beginning on October 23, 2008. Dividend will be paid on these restricted shares if, as and when dividends are paid, if any, on our Common Stock.

(11)
The exercise price of the options is equal to the closing price of our Common Stock on the NYSE on the grant date.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price		Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable		Unexercisable		($)		Date	(#)		($)
Gary G. Winterhalter	150,000		450,000	(2)	9.57		12/04/2016
	225,000		225,000	(3)	9.66
							04/26/2017	160,000	(12)	$1,376,000	(15)
			450,000	(4)	8.80		10/24/2017

Mark J. Flaherty			33,000	(5)	8.80		10/24/2017
	25,000		75,000	(6)	7.42		07/23/2018	30,000	(13)	$258,000	(15)

John R. Golliher	5,076	(1)			2.00	(1)	09/30/2012
	6,519	(1)			2.00	(1)	09/30/2013
	7,751	(1)			2.00	(1)	09/30/2014
	7,313	(1)			2.00	(1)	09/30/2015
	28,750		86,250	(7)	9.57		12/04/2016
	77,500		77,500	(8)	9.66		04/26/2017
			155,000	(9)	8.80		10/24/2017	30,000	(14)	$258,000	(15)

Michael G. Spinozzi	3,545	(1)			2.00	(1)	05/30/2016
	28,750		86,250	(7)	9.57		12/04/2016
	77,500		77,500	(8)	9.66		04/26/2017
			155,000	(9)	8.80		10/24/2017	30,000	(14)	$258,000	(15)

Bennie L. Lowery	28,750		86,250	(7)	9.57		12/04/2016
	50,000		50,000	(10)	9.66		04/26/2017
			100,000	(11)	8.80		10/24/2017	20,000	(14)	$172,000	(15)

(1)
Pursuant to an employee matters agreement that we entered into in connection with our separation from Alberto-Culver, options held by our executives to purchase shares of Alberto-Culver's common stock were converted into options to purchase shares of our Common Stock, with an exercise price of $2.00 per share. In order to maintain the same intrinsic value as prior to the separation, the number of stock options and the exercise prices were adjusted accordingly.

(2)
On December 4, 2006, our Compensation Committee granted Mr. Winterhalter options to purchase 600,000 shares of our Common Stock pursuant to the 2003 Alberto-Culver Company Stock Option Plan. These options vest ratably over a four-year period that began on December 3, 2007.

(3)
On April 26, 2007, our Compensation Committee granted Mr. Winterhalter 450,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on September 29, 2007.

(4)
On October 24, 2007, our Compensation Committee granted Mr. Winterhalter 450,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on October 23, 2008.

(5)
On October 24, 2007, our Compensation Committee granted Mr. Flaherty 33,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on October 23, 2008.

(6)
On July 23, 2008, our Compensation Committee granted Mr. Flaherty 100,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on September 29, 2008.

(7)
On December 4, 2006, our Compensation Committee granted Messrs. Golliher, Spinozzi and Lowery 115,000 options each to purchase shares of our Common Stock pursuant to the 2003 Alberto-Culver Company Stock Option Plan. These options vest ratably over a four-year period that began on December 3, 2007.

(8)
On April 26, 2007, our Compensation Committee granted Messrs. Golliher and Spinozzi 155,000 options each to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on September 29, 2007.

(9)
On October 24, 2007, our Compensation Committee granted Messrs. Golliher and Spinozzi 155,000 options each to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on October 23, 2008.

(10)
On April 26, 2007, our Compensation Committee granted Mr. Lowery 100,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on September 29, 2007.

(11)
On October 24, 2007, our Compensation Committee granted Mr. Lowery 100,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest ratably over a four-year period that began on October 23, 2008.

(12)
On January 24, 2007, our Compensation Committee granted Mr. Winterhalter 200,000 time-based restricted shares of our Common Stock pursuant to the 2003 Alberto-Culver Company Restricted Stock Plan. The restrictions upon these awards lapse ratably over a five-year period that began on January 23, 2008.

(13)
On July 23, 2008, our Compensation Committee granted Mr. Flaherty 30,000 time-based restricted shares of our Common Stock pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five-year period that began on July 23, 2009.

(14)
On October 24, 2007, our Compensation Committee granted 30,000 shares of time-based restricted stock to each of Messrs. Golliher and Spinozzi and 20,000 shares of time-based restricted stock to Mr. Lowery pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five-year period that began on October 24, 2008.

(15)
Calculated by reference to the closing price for shares of our Common Stock on the NYSE on September 30, 2008, which was $8.60.

 OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2008

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary G. Winterhalter				40,000	$343,400	(2)
Mark J. Flaherty
David L. Rea				30,000	$247,500	(2)
John R. Golliher
Michael G. Spinozzi
Bennie L. Lowery	121,264	$641,487	(1)

(1)
Reflects the difference between the exercise price of the options ($2.00) and the closing price of our Common Stock on the NYSE on February 21, 2008, the date that the options were exercised by Mr. Lowery ($7.29). Mr. Lowery exercised these stock options with cash and is currently holding the underlying shares.

(2)
Reflects the aggregate value realized with respect to stock awards for which restrictions lapsed in fiscal 2008, calculated by multiplying the number of shares for which restrictions lapsed by the average of the high and the low price of our Common Stock on the date the restrictions lapsed. These amounts may not reflect the amounts ultimately realized.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Agreements and Termination Agreements

Executive Officer Severance Agreements

        We have severance agreements with certain of our executive officers, including each of our named executive officers. Each severance agreement provides that if, in the 24 months following a "change in control," which is defined in the severance agreements and described below, the executive's employment is terminated by us without "cause" or by the executive for "good reason," then the executive will be entitled to certain benefits. These benefits include (i) a cash payment equal to the executive's annual bonus, as determined in accordance with our annual incentive plan, pro-rated to reflect the portion of the year elapsed prior to the executive's termination, (ii) a lump-sum cash payment equal to a multiple of the executive's annual base salary at the time of termination plus a multiple of the average dollar amount of the executive's actual or annualized annual bonus in respect of the five years preceding termination (or, such portion thereof during which the executive performed services for us if he has been employed by us for less than the five year period), (iii) any accrued but unpaid salary and vacation pay, and (iv) continued medical and welfare benefits, on the same terms as prior to termination, for a period of 24 months following termination. If the executive's employment is terminated by us for "cause," by the executive for any reason other than "good reason," or as a result of the executive's death or disability, then the executive will be entitled to receive a cash amount equal to any accrued but unpaid salary and vacation pay.

        For purposes of the severance agreements, "change in control" generally includes:

  •
  the acquisition by any person, other than CDRS or its affiliates, of 20% or more of the voting power of our outstanding Common Stock;

  •
  a change in the majority of the incumbent Board of Directors;

  •
  certain reorganizations, mergers or consolidations of us involving a change of ownership of 50% or more of our common stock or sales of substantially all of our assets; or

  •
  stockholder approval of our complete liquidation or dissolution.

        The named executive officers who are parties to severance agreements with us, and their respective payment multiples, are set forth in the following table:

Executive Officer(1)	Multiple
Gary G. Winterhalter	2.99
Mark J. Flaherty	1.99
John H. Golliher	1.99
Michael G. Spinozzi	1.99
Bennie L. Lowery	2.49

(1)
Mr. Rea resigned effective April 11, 2008.

Executive Officer Termination Agreements

         Mr. Winterhalter.    On June 19, 2006, Alberto-Culver and Sally Holdings, Inc. (now Sally Holdings LLC, an indirect subsidiary of Sally Beauty Holdings, Inc.) entered into a termination agreement with Mr. Winterhalter, which was amended on January 24, 2007. Mr. Winterhalter's termination agreement provides that, in the event that his 'employment is terminated by us without "cause" or by Mr. Winterhalter for "good reason," we will:

  •
  pay to Mr. Winterhalter a lump sum payment equal to two times his current salary plus two times the average dollar amount of his actual or annualized annual bonus, paid or payable, in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs;

  •
  pay for and provide to Mr. Winterhalter outplacement services with an outplacement firm of his choosing, provided that we are not to be responsible for such services to the extent they exceed $12,000 or are provided for more than one year following the date of termination; and

  •
  continue to provide Mr. Winterhalter with medical benefits for a period of 18 months. At the conclusion of the 18 month period, we will pay Mr. Winterhalter a lump sum cash payment in an amount equal to the monthly cost to us of such benefits times six.

         Mr. Lowery.    During our 2008 fiscal year, Mr. Lowery was party to a termination agreement with Alberto-Culver and Sally Holdings, Inc., which provided that in the event Mr. Lowery's employment was terminated prior to November 16, 2008 by us without "cause" or by Mr. Lowery for "good reason," we would:

  •
  pay Mr. Lowery a lump sum payment equal to 2.49 times his current salary plus 2.49 times the average dollar amount of his actual or annualized annual bonus, paid or payable, in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs;

  •
  pay for and provide to Mr. Lowery outplacement services with an outplacement firm of his choosing, provided that we would not to be responsible for such services to the extent they exceeded $12,000 or were provided for more than one year following the date of termination; and

  •
  continue to provide Mr. Lowery with medical benefits for period of 18 months.

        Mr. Lowery's termination agreement was in place on September 30, 2008, the last day of our 2008 fiscal year. If Mr. Lowery had experienced a qualifying termination of employment on September 30, 2008, he would have been entitled to the payments and benefits provided under the termination agreement. Therefore, we have included a quantification of these benefits below under "Potential Payments upon Termination or Change in Control Table." However, Mr. Lowery's termination agreement expired on November 16, 2008, pursuant to its terms, and he is no longer entitled to the payments and benefits provided under this agreement.

280G Cut-Back

        Pursuant to the terms of the severance agreements and the termination agreements, any payments to an executive under such agreements will be reduced so that the "present value," as determined under Section 280G of the Internal Revenue Code, of such payments plus any other "parachute payments" under Section 280G of the Internal Revenue Code will not, in the aggregate, exceed 2.99 times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. Notwithstanding the foregoing, no restrictions in payments pursuant to the preceding sentence are to be applied to payments which do not constitute "excess parachute payments" under Section 280G of the Internal Revenue Code.

Letter Agreement with Mr. Rea

        During our 2008 fiscal year, Mr. Rea was party to a letter agreement that would have provided him severance benefits in certain circumstances, including a termination by us without cause. As noted

below, Mr. Rea resigned as our Senior Vice President and Chief Financial Officer effective April 11, 2008, and did not receive any severance in connection with his resignation.

Code Section 409A Amendments to Severance Agreements

        On October 3, 2008, the Corporation entered into amendments to the severance agreements in order to bring such arrangements into documentary compliance with Section 409A of the Internal Revenue Code. In addition to the changes that were needed to comply with Section 409A, each officer was given an opportunity to amend the "good reason" definition in his agreement to comply with the safe-harbor definition of such term in the Section 409A regulations so as to secure an exemption from Section 409A for certain severance payments. Messrs. Winterhalter, Flaherty, Golliher, Spinozzi and Lowery elected to change to the safe-harbor definition.

Equity Awards

Alberto-Culver Employee Stock Option Plan of 2003

        Pursuant to the Alberto-Culver Employee Stock Option Plan of 2003, or the ACSOP, in the event of a change in control, as defined below, all outstanding options under the ACSOP will immediately become fully exercisable. In the event of a change in control where our stockholders receive shares of registered common stock, all outstanding options under the ACSOP will immediately be fully exercisable for the number and class of shares into which each outstanding share of our Common Stock will be converted pursuant to the change in control, and the purchase price per share will be appropriately adjusted. In the event of a change in control pursuant to which our stockholders receive consideration other than registered common stock, all outstanding options under the ACSOP will be cancelled and the holders thereof will each receive a cash payment from us in an amount equal to the number of shares of our Common Stock underlying the options, multiplied by the excess, if any, of (i) the greater of (a) the highest price per share offered to our stockholders in connection with the change in control, or (b) the closing price for shares of our Common Stock on the NYSE on the date of the change in control over (ii) the purchase price per share of our Common Stock subject to the options.

        For purposes of the ACSOP, the term "change in control" generally means the first to occur of:

  •
  the acquisition (other than directly from us) by any person, other than us, our subsidiaries, or our employee benefit plans, of both (i) 20% or more of the voting power of our outstanding Common Stock, and (ii) voting power of our outstanding Common Stock in excess of the voting power held by (i) Leonard H. Lavin and Bernice E. Lavin, whom we refer to together as the Lavins, (ii) the descendants and spouses of the Lavins, (ii) the estates of the Lavins and those of their descendants and spouses, (iii) any trusts or similar arrangements for the benefit of either of the Lavins or their respective descendants and spouses, (iv) the Lavin Family Foundation, and (v) any other charitable organizations established by either of the Lavins or their respective descendants and spouses.

  •
  a change in the majority of our incumbent directors;

  •
  certain mergers or consolidations involving us or certain sales of substantially all of our assets; and

  •
  stockholder approval of our complete liquidation or dissolution.

        Pursuant to the ACSOP, if the grantee's employment is terminated:

  •
  due to the grantee's death or disability, the options that are exercisable as of the date of his or her termination will remain exercisable until the earlier of 12 months and the expiration of the option term, and any options that are not exercisable as of the date of his or her termination will be forfeited and canceled as of the date of termination;

  •
  due to the grantee's retirement, the options that are exercisable as of the date of his or her retirement will remain exercisable until the earlier of 24 months and the expiration of the option term. Any options that are not exercisable as of the date of his or her retirement will continue to vest pursuant to their vesting schedule and will remain exercisable until the earlier of five years from the date of grant and the expiration of the option term;

  •
  following a change in control, all options will terminate upon the earlier of three months after the termination of the grantee's employment and the expiration of the option term; or

  •
  for any reason other than as described above, all options will terminate as of the date of the termination of his or her employment.

Certain Award Agreements under the ACSOP with our Named Executive Officers

        The award agreements with respect to the options granted to Messrs. Winterhalter, Golliher, Spinozzi and Lowery on December 4, 2006 under the ACSOP contain vesting provisions that differ in certain respects, as described below, from those contained in the ACSOP. Pursuant to such award agreements, if the individual's employment is terminated:

  •
  due to his retirement, (i) the options that are exercisable as of the date of his retirement will remain exercisable until the earlier of 36 months and the expiration of the option term, and (ii) any options that are not exercisable as of the date of his termination will be forfeited;

  •
  without "cause," as defined in the ACSOP, (i) the options will become immediately exercisable as to the number of shares previously vested and that would have vested as of the next vesting date after the date of termination and the options, to the extent so vested, will remain exercisable until the earlier of 90 days and the expiration of the option term, and (ii) any unvested portion of the options will be forfeited and canceled as of the date of the termination; or

  •
  due to his death or disability, (i) the options will become immediately exercisable as to the number of shares previously vested and that would have vested as of the next vesting date after the date of termination and the options, to the extent so vested, will remain exercisable until the earlier of 12 months and the expiration of the option term, and (ii) any unvested portion of the options will be forfeited and canceled as of the date of the termination.

        In all other cases, the award agreements contain vesting provisions that are substantially similar to those contained in the ACSOP.

2003 Alberto-Culver Restricted Stock Plan

        Pursuant to the 2003 Alberto-Culver Restricted Stock Plan, or the RSP, in the event of a change in control, all outstanding shares of restricted stock will immediately become fully vested. For purposes of the RSP, the term "change in control" is identical to the definition of "change in control" in the ACSOP, as described above.

        Pursuant to the RSP, if, prior to vesting of a restricted stock award, the employment of the grantee is terminated:

  •
  due to the grantee's death or disability, then the Compensation Committee may accelerate vesting in its discretion;

  •
  due to the grantee's retirement, all restricted stock held by the grantee will immediately vest; or

  •
  for any reason other than as described above, any restricted stock held by the grantee will automatically be forfeited.

Certain Award Agreements under the RSP with Messrs. Winterhalter and Rea

        The award agreements with respect to restricted stock granted under the RSP to Messrs. Winterhalter and Rea on January 24, 2007 and January 12, 2007, respectively, contain vesting provisions that differ in certain respects, as described below, from those contained in the RSP. Pursuant to the award agreements, if the grantee's employment is terminated:

  •
  due to his death or disability, (i) the restricted stock will vest as to the number of shares that would have vested as of the next vesting date after the date of termination, and (ii) any shares of restricted stock that are not so vested will be forfeited and canceled as of the date of the termination; or

  •
  for any other reason than as described above, all of his restricted stock will be forfeited and cancelled as of the date of the termination.

        In addition, pursuant to the award agreements, any unvested restricted stock will immediately vest upon the occurrence of a change in control.

2007 Omnibus Plan

        Pursuant to the 2007 Omnibus Plan, in the event of a change in control, as defined below, unless otherwise expressly provided by the Compensation Committee, (a) all outstanding options will become fully exercisable as of the date of the transaction or, at the discretion of the Compensation Committee, each outstanding option will be canceled in exchange for an amount equal to the product of (i) the excess, if any, of the price per share on a fully-diluted basis offered in conjunction with the change in control transaction over the exercise price for the option, multiplied by (ii) the aggregate number of shares of Common Stock covered by the option; and (b) all outstanding shares of restricted stock will become fully vested.

        For purposes of the 2007 Omnibus Plan, the term "change in control" generally means the first to occur of:

  •
  the acquisition by any person, other than us, our subsidiaries, our employee benefit plans, or the Parallel Fund or its affiliates, of 50% or more of the voting power of our outstanding Common Stock;

  •
  a change in the majority of our incumbent directors within any 24 month period;

  •
  certain mergers or consolidations involving a change in ownership of 50% or more of our Common Stock or the sale of substantially all of our assets; or

  •
  our liquidation or dissolution.

        Pursuant to the 2007 Omnibus Plan, if the grantee's employment terminated:

  •
  for "cause," (i) all of his or her options (both vested and unvested) will terminate, and (ii) any outstanding shares of restricted stock will be forfeited and canceled as of the date of such termination;

  •
  due to the grantee's death or disability, (i) his or her options will become immediately exercisable as to the number of shares previously vested and that would have vested as of the next vesting date after the date of termination and the options, to the extent so vested, will remain exercisable until the earlier of 12 months and the expiration of the option term, (ii) any of his or her option shares that are not so vested will be forfeited and canceled as of the date of the termination, (iii) his or her restricted stock will vest as to the number of shares that would have vested as of the next vesting date after the date of termination, and (iv) any shares of restricted stock that are not so vested will be forfeited and canceled as of the date of the termination;

  •
  due to the grantee's retirement (as defined in the 2007 Omnibus Plan), and unless the grantee agrees to the restricted covenants described below, (i) any options that are exercisable as of the date of retirement will remain exercisable until the earlier of 12 months and the expiration of the option term, (ii) any unvested options will be forfeited and canceled as of the date of the termination, and (iii) any outstanding shares of restricted stock will be forfeited and canceled as of the date of such termination; or

  •
  for any reason other than as described above, (i) any options that are exercisable as of the date of termination will remain exercisable until the earlier of the 60 days and the expiration of the option term, (ii) any unvested options will be forfeited and canceled as of the date of the termination; and (iii) any outstanding shares of restricted stock will be forfeited and canceled as of the date of such termination.

        In addition, the 2007 Omnibus Plan contains certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and non-disparagement covenants, that apply to the holder of an option during the term of his or her employment, any post-termination exercise period, and the one-year period following the expiration of any post-termination exercise period. If an option holder violates any of these covenants, then any options, to the extent unexercised, will automatically terminate and be canceled upon the first date of the violation and, in the case of the termination of the grantee's employment for "cause," he or she will remit to us in cash, to the extent applicable, the excess of (A) the greater of the closing price for shares of our Common Stock on (i) the date of exercise and (ii) the date of sale of the shares of Common Stock underlying the options, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to the options (without reduction for any shares of Common Stock surrendered or attested to) the grantee realized from exercising all or a portion of the options within the period commencing six months prior to the termination of his or her employment and ending on the one-year date. This provision does not apply to the restricted stock awards made under the 2007 Omnibus Plan.

        In addition, the 2007 Omnibus Plan provides that, in the event that the grantee's service with us is terminated as a result of the grantee's retirement (as defined in the 2007 Omnibus Plan) and the grantee agrees to be bound by the restrictive covenants described above, then for the three-year period following the grantee's retirement, (i) the grantee's outstanding restricted stock will continue to vest, and (ii) the grantee will continue to vest in the portion of the options that were not vested and exercisable as of the date of his or her retirement, as if the grantee's service had not terminated. If the grantee violates any of the restrictive covenants during the three-year period, all outstanding restricted stock and all options (vested or unvested) will be immediately forfeited and cancelled as of the date of such violation.

 Potential Realization Value of Equity Awards upon a Change in Control without Termination

        Under the ACSOP, the RSP and the 2007 Omnibus Plan, in the event of a change in control, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the ACSOP, the RSP and the 2007 Omnibus Plan, assuming that:

  •
  an event which has constituted a change in control under each of the ACSOP, the RSP and the 2007 Omnibus Plan, each as described above, was consummated on September 30, 2008, the last business day of fiscal year 2008;

  •
  with respect to options awarded pursuant to the ACSOP, the change in control involved a transaction pursuant to which our stockholders received consideration other than registered stock;

  •
  with respect to outstanding options awarded pursuant to the 2007 Omnibus Plan, that the Compensation Committee did not exercise its discretion to cancel the options in exchange for a cash payment based upon the difference between the price per share offered in connection with the change in control and the exercise price;

  •
  each named executive officer exercised all previously unexercisable options only to the extent that the exercise price of such options did not equal or exceed the closing price for shares of our Common Stock on the NYSE on September 30, 2008; and

  •
  each named executive officer sold the shares of our Common Stock underlying their previously unvested shares of restricted stock at the closing price for shares of our Common Stock on the NYSE on September 30, 2008.

Name(1)	Amount Payable(2)

Gary G. Winterhalter	$1,376,000

Mark J. Flaherty	$258,000

John H. Golliher	$258,000

Michael G. Spinozzi	$258,000

Bennie L. Lowery	$172,000

(1)
Mr. Rea resigned effective April 11, 2008, and therefore is not included in this table.

(2)
Calculated in accordance with SEC rules by reference to the closing price for our Common Stock on the NYSE on September 30, 2008, which was $8.60.

Potential Payments upon Termination or Change in Control

        The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their severance agreements and, with respect to Messrs. Winterhalter and Lowery, their termination agreements, as well as the amounts our named executive officers would receive upon the exercise and sale of certain equity awards that were accelerated in connection with employment termination, assuming that:

  •
  each named executive officer's employment with us was terminated on September 30, 2008, the last business day of our fiscal year 2008;

  •
  with respect to the columns in the following table that reflect amounts that would have been received based on a termination of employment in connection with a change in control, the named executive officer's employment with us was terminated in connection with an event that constituted a change in control under any agreement or plan described above;

  •
  the base salary earned by each named executive officer for his services to us through September 30, 2008 has been fully paid;

  •
  with respect to options awarded pursuant to the ACSOP, the change in control involved a transaction pursuant to which our stockholders received consideration other than registered stock;

  •
  with respect to options awarded pursuant to the 2007 Omnibus Plan, the Compensation Committee did not exercise its discretion to cancel the options in exchange for a cash payment based upon the difference between the price per share offered in connection with the change in control and the exercise price;

  •
  each named executive officer exercised all options that were accelerated by virtue of his termination at the closing price for shares of our Common Stock on the NYSE on September 30, 2008, which was $8.60, but only to the extent that the exercise price of such options did not equal or exceed $8.60; and

  •
  each named executive officer sold the shares of restricted stock with respect to which vesting was accelerated by virtue of his termination at the closing price for shares of our Common Stock on the NYSE on September 30, 2008, which was $8.60.

        In addition, the amounts presented in the following table do not reflect amounts the named executive officer earned or accrued prior to termination, such as such officer's previously vested options and restricted stock. For information about these previously earned and accrued amounts, see the "Fiscal Year 2008 Summary Compensation Table," "Outstanding Equity Awards at 2008 Fiscal Year End Table," and "Option Exercises and Stock Vested In Fiscal Year 2008," located elsewhere in this Proxy Statement.

Potential Payments Upon Termination or Change in Control Table for Fiscal 2008

		No Change in Control —	No Change in Control — Voluntary Termination		No Change in Control — Termination	No Change in Control — Termination	Change in Control — Termination w/o Cause or	Change in Control — Termination w/ Cause or
Name and Principal Position(9)	Benefit Description	Termination w/o Cause	w/ Good Reason	w/o Good Reason	Due to Death	Due to Disability	for Good Reason	w/o Good Reason
Gary G. Winterhalter President and Chief Executive Officer	Prorata bonus(1)
Severance pay(2)
Bonus payment(3)
Stock option vesting(4)
Restricted stock vesting(5)
Health care benefits continuation(6)
Health care benefits lump sum value(7)
Accrued vacation(8)
Exec Outplacement
	TOTAL VALUE	0 2,466,750 1,216,482 0 0 14,579 14,579 79,315 12,000 3,803,705	0 2,466,750 1,216,482 0 0 14,579 14,579 79,315 12,000 3,803,705	0 0 0 0 0 0 0 79,315 0 79,315	0 0 0 0 344,000 0 0 79,315 0 423,315	0 2,466,750 1,216,482 0 344,000 14,579 14,579 0 12,000 4,068,390	408,654 2,466,750 1,216,482 0 1,376,000 23,856 0 79,315 0 5,571,057	0 0 0 0 1,376,000 0 0 79,315 0 1,455,315
Mark J. Flaherty(10) Senior Vice President Chief Financial Officer
Prorata bonus(1)
Severance pay(2)
Bonus payment(3)
Stock option vesting(4)
Restricted stock vesting(5)
Health care benefits continuation(6)
Health care benefits lump sum value(7)
Accrued vacation(8)
Exec Outplacement
	TOTAL VALUE	0 0 0 0 0 0 0 27,000 0 27,000	0 0 0 0 0 0 0 27,000 0 27,000	0 0 0 0 0 0 0 27,000 0 27,000	0 0 0 29,500 51,600 0 0 27,000 0 108,100	0 0 0 29,500 51,600 0 0 0 0 81,100	71,846 716,400 0 88,500 258,000 22,560 0 27,000 0 1,184,306	0 0 0 88,500 258,000 0 0 27,000 0 373,500
John R. Golliher President, Beauty Systems Group
Prorata bonus(1)
Severance pay(2)
Bonus payment(3)
Stock option vesting(4)
Restricted stock vesting(5)
Health care benefits continuation(6)
Health care benefits lump sum value(7)
Accrued vacation(8)
Exec Outplacement
	TOTAL VALUE	0 0 0 0 0 0 0 34,174 0 34,174	0 0 0 0 0 0 0 34,174 0 34,174	0 0 0 0 0 0 0 34,174 0 34,174	0 0 0 0 51,600 0 0 31,174 0 85,774	0 0 0 0 51,600 0 0 0 0 51,600	274,304 680,165 158,255 0 258,000 22,464 0 34,174 0 1,427,362	0 0 0 0 258,000 0 0 34,174 0 292,174
Michael G. Spinozzi President, Sally Beauty Supply
Prorata bonus(1)
Severance pay(2)
Bonus payment(3)
Stock option vesting(4)
Restricted stock vesting(5)
Health care benefits continuation(6)
Health care benefits lump sum value(7)
Accrued vacation(8)
Exec Outplacement
	TOTAL VALUE	0 0 0 0 0 0 0 30,212 0 30,212	0 0 0 0 0 0 0 30,212 0 30,212	0 0 0 0 0 0 0 30,212 0 30,212	0 0 0 0 51,600 0 0 30,212 0 81,812	0 0 0 0 51,600 0 0 0 0 51,600	118,396 788,620 487,501 0 258,000 22,752 0 30,212 0 1,705,481	0 0 0 0 258,000 0 0 30,212 0 288,212
Bennie L. Lowery Senior Vice President and General Merchandise Manager, Beauty Systems Group
Prorata bonus(1)
Severance pay(2)
Bonus payment(3)
Stock option vesting(4)
Restricted stock vesting(5)
Health care benefits continuation(6)
Health care benefits lump sum value(7)
Accrued vacation(8)
Exec Outplacement
	TOTAL VALUE	0 842,277 469,498 0 0 5,006 0 17,188 12,000 1,345,969	0 842,277 469,498 0 0 5,006 0 17,188 12,000 1,345,969	0 0 0 0 0 0 0 17,188 0 17,188	0 0 0 0 34,400 0 0 17,188 0 51,588	0 842,277 469,498 0 34,400 5,006 0 0 12,000 1,363,181	101,131 842,277 469,498 0 172,000 9,672 0 17,188 0 1,611,766	0 0 0 0 172,000 0 0 17,188 0 189,188

(1)
Based on the annual bonus earned for fiscal year 2008, which was paid in the first quarter of fiscal 2009.

(2)
Reflects, as an element of severance, the applicable multiple of the executive's annual base salary.

(3)
Reflects, as an element of severance, the applicable multiple of the executive's annual bonus. The amount reflected in the table is based on the following: (i) for Messrs. Winterhalter, Golliher and Lowery, the average annual bonus that the executive received in the five fiscal years prior to fiscal 2008; and (ii) for Mr. Spinozzi, the annualized bonus that he received in fiscal year 2006 and his actual bonus received in 2007 (due to the fact that he commenced his employment with us in May 2006, he has only received two prior bonus payments). Mr. Flaherty commenced employment with us in October 2007 and, therefore, did not receive any bonus for years prior to our fiscal year 2008.

(4)
Reflects the difference between the closing price for shares of our Common Stock on the NYSE on September 30, 2008, the last trading day of our 2008 fiscal year ($8.60) and the exercise price of the unvested stock options held by our named executive officers. The unvested stock options were awarded under the ACSOP and the 2007 Omnibus Plan. The stock options vest upon a Change in Control regardless of subsequent terminations of the executive.

(5)
Reflects the value of restricted stock, calculated by multiplying the number of shares of restricted stock by the closing the price for shares of our Common Stock on the NYSE on September 30, 2008, the last trading day of our 2008 fiscal year ($8.60).

(6)
Reflects the cost of continued medical and welfare benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee cost for such coverage), (ii) the level of medical coverage selected by the executive (i.e. employee only, employee plus one, or family) and (iii) the level of life insurance and disability coverage (which is a function of salary up to the limits of the applicable benefit).

(7)
Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by Mr. Winterhalter (employee only, employee plus one, or family).

(8)
Based on the number of accrued vacation hours available for the executive as of September 30, 2008, multiplied by the equivalent hourly rate for the executive's base salary.

(9)
Mr. Rea resigned effective April 11, 2008, and therefore is not included in this table. Mr. Rea did not receive any severance, termination or other compensation in connection with his resignation.

(10)
The amounts represented in the "Change of Control" columns for Mr. Flaherty would be reduced pursuant to a "gross down" provision in his Severance Agreement, which requires that any parachute payments payable in connection with a change in control be reduced to the extent necessary to avoid the imposition of an excise tax under Section 4999 of the Internal Revenue Code. Although each of our other named executive officers has a similar "gross down" provision in his Severance Agreement, none would have been similarly affected based on a termination of employment occurring on September 30, 2008 in connection with a change in control

Executive Officer Indemnification Agreement

        In December 2006, the Board of Directors, upon the recommendation of outside legal counsel and as part of the incentive package promised to attract the members of the new Board of Directors, provided each member of the Board with an indemnification agreement. Please see "Director Indemnification Agreements" earlier in this proxy statement for a description of these arrangements. As a member of the Board, Mr. Winterhalter was provided with an indemnification agreement.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of Sally Beauty Holdings, Inc., their ages (as of November 30, 2008), and their positions for at least the last five years are as follows:

        Gary G. Winterhalter, 56, is our President and Chief Executive Officer, as well as a director. Prior to our separation from Alberto-Culver, Mr. Winterhalter served as the President of Sally Holdings since May 2005. From January 2004 to May 2005, Mr. Winterhalter served as President, Sally Beauty Supply /BSG North America, and from January 1996 to January 2004, he served as President of Sally USA. Mr. Winterhalter also served in other operating positions with Alberto-Culver between 1987 and 1996.

        Mark J. Flaherty, 45, is our Senior Vice President and Chief Financial Officer. Mr. Flaherty served as the Acting Chief Financial Officer of the Company from April 11, 2008 to June 10, 2008 and as the Vice President, Chief Accounting Officer and Controller from October of 2007 to April of 2008. Prior to joining the Company, Mr. Flaherty served as the Chief Financial Officer of Tandy Brands Accessories, Inc. from August 2002 to October 2007, as its Treasurer from October 2002 to October 2007, and as its Assistant Secretary from October 2003 to October 2007. Mr. Flaherty previously served as Tandy Brands' Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

        John R. Golliher, 56, is the President of Beauty Systems Group LLC. Prior to our separation from Alberto-Culver, Mr. Golliher served as President of Beauty Systems Group since July 2006. From December 2003 to July 2006, Mr. Golliher served as Vice President and General Manager for the West Coast Beauty Systems division of Beauty Systems Group. From October 2001 to December 2003, Mr. Golliher served as Vice President of Full Service Sales, Beauty Systems Group East.

        Bennie L. Lowery, 58, is our Senior Vice President and General Merchandise Manager of Beauty Systems Group. Prior to our separation from Alberto-Culver, Mr. Lowery served as Senior Vice

President and General Merchandise Manager of Beauty Systems Group since May 2006. From October 1993 to May 2006, Mr. Lowery served as Senior Vice President and General Merchandise Manager of Sally Beauty Supply.

        W. Richard Dowd, 66, is our Senior Vice President of Distribution. From November 1997 to August 2008, Mr. Dowd served as Sally Beauty Company, Inc.'s Senior Vice President, Distribution and Chief Information Officer.

        Raal H. Roos, 56, is our Senior Vice President, General Counsel and Secretary. Mr. Roos became Senior Vice President in December 2006 and was appointed Vice President, General Counsel and Secretary in connection with our separation from Alberto-Culver in November 2006. Prior to our separation from Alberto-Culver, Mr. Roos served as Beauty Systems Group, Inc.'s and Sally Beauty Company, Inc.'s Vice President, General Counsel and Secretary since October 2004. Prior to that, Mr. Roos served as Beauty Systems Group, Inc.'s and Sally Beauty Company, Inc.'s Vice President, General Counsel and Assistant Secretary from October 2000 to October 2004.

        Michael G. Spinozzi, 49, is President of Sally Beauty Supply LLC. Prior to our separation from Alberto-Culver, Mr. Spinozzi served as President of Sally Beauty Supply since May 2006. Prior to that, Mr. Spinozzi served in several capacities at Borders Group, Inc., an operator of books, music and movie superstores and mall-based bookstores, most recently as Executive Vice President from March 2001 to February 2006.

        Janna Minton, 57, is our Vice President, Chief Accounting Officer and Controller. Ms. Minton served as the Principal Accounting Officer and Controller of Tandy Brands Accessories, Inc. from October 2007 to August 2008, as their Corporate Controller from August 2002 to October 2007 and as their Corporate Accounting Manager from December 1999 to August 2002. From 1993 to December 1999, Ms. Minton held the position of Accounting Manager for a manufacturer located in Arlington, Texas and a real estate management company located in Dallas, Texas. Ms. Minton is a certified public accountant.

OWNERSHIP OF SECURITIES

Securities Owned by Directors, Executive Officers and Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership, as of November 18, 2008, of: (i) our Common Stock by each person believed by us (based upon their Schedule 13D or 13G filings with the SEC), to beneficially own more than 5% of the total number of outstanding shares; and (ii) our Common Stock by each current director (including director nominees) or executive officer and of all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of November 18, 2008, includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after November 18, 2008, including upon the exercise of options. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders. Except as specified below, the business address of the persons listed is our headquarters, 3001 Colorado Boulevard, Denton, Texas 76210-6802.

        Ownership of our Common Stock is shown in terms of "beneficial ownership." Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Gary G. Winterhalter	1,153,559	(3)	*
W. Richard Dowd	286,393	(4)	*
Mark J. Flaherty	63,250	(5)	*
John R. Golliher	232,285	(6)	*
Bennie L. Lowery	277,899	(7)	*
Janna Minton	0		*
Raal H. Roos	72,925	(8)	*
Michael G. Spinozzi	212,295	(9)	*
Kathleen J. Affeldt	25,427	(10)	*
Marshall E. Eisenberg	200,427	(11)	*
James G. Berges	0		*
Kenneth A. Giuriceo	0		*
Robert R. McMaster	55,427	(12)	*
Walter L. Metcalfe, Jr.	50,427	(13)	*
John A. Miller	402,233	(14)	*
Martha Miller de Lombera	25,427	(10)	*
Edward W. Rabin	195,227	(15)	*
Richard J. Schnall	0		*
All directors and executive officers as a group (18 persons)	3,253,201	(16)	1.77%
CDR Investors 1403 Foulk Road, Suite 106 Wilmington, Delaware 19803	86,362,971	(17)	47.47%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Carol L. Bernick c/o Alberto-Culver Company 2525 Armitage Avenue Melrose Park, Illinois 60160	12,624,168	(18)	6.94%
O.S.S. Capital Management LP and affiliates 598 Madison Avenue New York, New York 10022	14,958,249	(19)	8.22%

(1)
Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)
An asterisk indicates that the percentage of Common Stock projected to be beneficially owned by the named individual does not exceed one percent of our Common Stock.

(3)
Includes 353,390 shares of Common Stock, 160,000 shares of restricted Common Stock, 2,669 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, and 637,500 shares subject to stock options exercisable currently or within 60 days.

(4)
Includes 58,678 shares of Common Stock, 61,235 shares of Common Stock held jointly with his wife, 10,657 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan and 155,823 shares subject to stock options exercisable currently or within 60 days.

(5)
Includes 30,000 shares of restricted Common Stock and 33,250 shares subject to stock options exercisable currently or within 60 days.

(6)
Includes 6,788 shares of Common Stock, 24,000 shares of restricted Common Stock, 1,088 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, and 200,409 shares subject to stock options exercisable currently or within 60 days.

(7)
Includes 129,399 shares of Common Stock, 16,000 shares of restricted Common Stock and 132,500 shares subject to stock options exercisable currently or within 60 days.

(8)
Includes 375 shares of Common Stock and 72,550 shares subject to stock options exercisable currently or within 60 days.

(9)
Includes 11,000 shares of Common Stock, 24,000 shares of restricted Common Stock and 177,295 shares subject to stock options exercisable currently or within 60 days.

(10)
Represents 9,528 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(11)
Includes 150,000 shares of Common Stock, 25,000 shares of Common Stock held by the Eisenberg Family Investors, a family partnership, 9,528 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(12)
Includes 30,000 shares of Common Stock, 9,528 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(13)
Includes 25,000 shares of Common Stock, 9,528 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(14)
Includes 306,677 shares of Common Stock, 6,000 shares held as a custodian for minor children, 3,000 shares held by his child in joint tenancy with right of survivorship, 70,657 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(15)
Includes 157,800 shares of Common Stock held by such person as trustee of trust for benefit of himself, 12,000 shares of Common Stock held by wife, 9,528 shares subject to stock options exercisable currently or within 60 days and 15,899 vested restricted stock units.

(16)
Includes 1,325,442 shares of Common Stock, 254,000 shares of restricted Common Stock, 14,414 shares held as participants in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 1,537,152 shares subject to stock options exercisable currently or within 60 days and 111,293 vested restricted stock units. Such persons have shared voting and investment power with respect to 101,235 shares.

(17)
Based solely on information provided on that certain Schedule 13D (Amendment No. 1) dated November 16, 2006, which reflects sole voting power with respect to 0 shares, shared voting power with respect to 85,795,405 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 85,795,405 shares beneficially owned by CDRS Acquisition LLC ("CDRS"); Clayton Dubilier and Rice Fund VII, L.P ("Fund VII"), as the result of its position as the sole member of CDRS; CD&R Associates VII, Ltd. ("Associates VII"), as the result of its position as the general partner of Fund VII; CD&R Associates VII, L.P. ("Associates VII LP"), as the result of its position as the sole shareholder of Associates VII; and CD&R Investment Associates VII, Ltd., as the result of its position as the general partner of Associates VII LP and sole voting power with respect to 0 shares, shared voting power with respect to 567,566 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 567,566 shares beneficially owned by Parallel Fund and CD&R Parallel Fund Associates VII Ltd, as the result of its position as the general partner of Parallel Fund.

(18)
Based on information provided on that certain Schedule 13G (Amendment No. 1) dated February 12, 2008, which reflects sole voting power with respect to 4,709,471 shares, shared voting power with respect to 7,914,697 shares, sole dispositive power with respect to 10,472,001 shares and shared dispositive power with respect to 2,152,167 shares beneficially owned by Carol L. Bernick of which 5,709,471 shares are held by such person as trustee or co-trustee of trusts for the benefit of Leonard H. Lavin and his descendants, including Ms. Bernick, 5,762,530 shares are held by a family partnership and 1,152,167 shares held by family foundations; sole voting power with respect to 0 shares, shared voting power with respect to 7,775,597 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 7,775,597 shares beneficially owned by Leonard H. Lavin of which 1,000,000 shares held by such person as co-trustee of Family Trusts; 5,762,530 shares held by a family partnership and 1,03,067 shares held by a family foundation.

(19)
Based solely on information provided on that certain Schedule 13G (Amendment No. 1) dated February 14, 2008 and provided to the company as of February 20, 2008, which reflects sole voting power with respect to 0 shares, shared voting power with respect to 569,645 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 569,645 shares beneficially owned by Oscar S. Schafer & Partners I LP ("OSS I"); sole voting power with respect to 0 shares, shared voting power with respect to 6,430,429 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 6,430,429 shares beneficially owned by Oscar S. Schafer & Partners II LP ("OSS II") (OSS I and OSS II are hereinafter referred to as the "Partnerships"); sole voting power with respect to 0 shares, shared voting power with respect to 7,000,074 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 7,000,074 shares beneficially owned by O.S.S. Advisors LLC (the "General Partner") as a result of its position as the general partner of each of the Partnerships;

  sole voting power with respect to 0 shares, shared voting power with respect to 7,644,140 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 7,644,140 shares beneficially owned by O.S.S. Overseas Fund Ltd. ("OSS Overseas") (a Cayman Island exempt company, whose principal office is located at Walkers SPV Limited, Mary Street, Georgetown, Grand Cayman KY1-9002, Cayman Islands, British West Indies); sole voting power with respect to 0 shares, shared voting power with respect to 14,958,249 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 14,958,249 shares beneficially owned by O.S.S. Capital Management LP (the "Investment Manager") as a result of its position as investment manager, management company to OSS Overseas, the Partnerships and to certain managed accounts, respectively, and its investment discretion with respect to shares held by OSS Overseas, the Partnerships and shares of Common Stock which are held for the benefit of a third party in a separately managed account; sole voting power with respect to 0 shares, shared voting power with respect to 14,958,249 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 14,958,249 shares beneficially owned by Schafer Brothers LLC ("SB LLC") as a result of its position as the general partner to the Investment Manager with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account; sole voting power with respect to 0 shares, shared voting power with respect to 14,958,249 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 14,958,249 shares beneficially owned by Oscar S. Schafer as a result of his position as the senior managing member of the General Partner and of SB LLC with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account; and sole voting power with respect to 237,400 shares, shared voting power with respect to 14,958,249 shares, sole dispositive power respect to 237,400 shares, and shared dispositive power with respect to 14,958,249 shares beneficially owned by Andrew Goffe as a result of his position as managing member of the General Partner and of SB LLC, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Sally Beauty Holdings, Inc. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements were complied with.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Board of Directors has affirmatively determined that all Audit Committee members are "independent" (within the meaning of the applicable rules of the NYSE and the SEC) and financially literate. The Board of Directors has designated Robert R. McMaster, the Chairman of the Audit Committee, Marshall E. Eisenberg and John A. Miller as audit committee financial experts under the SEC's guidelines.

        The Audit Committee's purposes and responsibilities are described in its charter, available on the corporate governance section of the Corporation's website at www.sallybeautyholdings.com and in print, without charge, upon written request to our Vice President of Investor Relations. They include (a) assisting the Board of Directors in its oversight of the integrity of the Corporation's financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors' qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation's internal audit function; (b) deciding whether to appoint, retain or terminate the Corporation's independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and (c) preparing this Report. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation's financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The external auditors are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The external auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

        The Audit Committee recognizes the importance of maintaining the independence of the Corporation's independent auditor, both in fact and appearance. Consistent with its Charter, the Audit Committee has evaluated KPMG's qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established in its Charter a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its designee. The Corporation's pre-approval policy is more fully described in this proxy statement under the caption "Proposal 2 — Ratification of Selection of Auditors." The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of KPMG.

        In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation's audited financial statements for the year ended September 30, 2008. The Audit Committee has discussed with the external auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 114, Communication with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence from the Corporation and its management. The Audit Committee has considered whether the external auditors' provision of non-audit services to the Corporation is compatible with the auditors' independence.

        Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended September 30, 2008, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:
Robert R. McMaster (Chair) Marshall E. Eisenberg Walter L. Metcalfe, Jr. John A. Miller

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

        Based upon the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP, which we refer to as KPMG, to serve as our independent registered public accounting firm for the year ending September 30, 2009. Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. Representatives of KPMG will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

Fees Paid to KPMG

        The fees billed by KPMG or billed to Alberto-Culver for our benefit with respect to the years ended September 30, 2008 and September 30, 2007 were as follows:

	Year Ended September 30, 2008	Year Ended September 30, 2007
Audit Fees(1)	$2,293,496	$2,179,000
Audit-Related Fees(2)	57,000	87,500
Tax Fees(3)	33,750	23,636
All Other Fees	—	—

Total Fees(4)	$2,384,246	$2,290,136

(1)
Aggregate fees billed for professional services for the audit of annual financial statements as well as accounting and reporting advisory services related to regulatory filings and acquisition activities.

(2)
Audit-related fees consist of fees for audits of the Corporation's employee benefit plans.

(3)
Tax fees consist of fees for tax consultation and tax compliance services.

(4)
The Audit Committee pre-approved all fees.

        The Audit Committee has reviewed the non-audit services provided by KPMG and determined that the provision of these services during fiscal 2008 is compatible with maintaining KPMG's independence.

         Pre-Approval Policy.     Our Audit Committee (or its designee, as described below) approved all audit and permissible non-audit fees during fiscal year 2008. The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditors. In addition, the Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy, whereby every engagement of KPMG to perform audit or permissible non-audit services on behalf of us or any of our subsidiaries requires pre-approval from the Audit Committee or its designee before KPMG is engaged to provide those services. Pursuant to that policy, we expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The pre-approval policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The pre-approval policy contains a provision delegating limited pre-approval authority to the chairman of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The chairman of the Audit Committee would be required to report on such pre-approvals at the next scheduled Audit Committee meeting. As a result, the Audit Committee or its designee has approved 100% of all services performed by KPMG on behalf of us or any of our subsidiaries subsequent to November 16, 2006, the date we became a public company.

        If the stockholders do not ratify the selection of KPMG, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

 STOCKHOLDER PROPOSALS

        If you intend to submit a stockholder proposal and request its inclusion in the proxy statement and form of proxy for our 2010 annual meeting, such submission must be in writing and received by us no later than August 7, 2009. Submissions of stockholder proposals after this date will be considered untimely for inclusion in the proxy statement and form of proxy for our 2010 annual meeting.

        Our Third Amended and Restated By-laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2010 Annual Meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the 2009 Annual Meeting. As a result, proposals submitted pursuant to these provisions of our Third Amended and Restated By-laws must be received no earlier than September 24, 2009, and no later than the close of business on October 24, 2009, and must otherwise comply with the requirements of our Third Amended and Restated Bylaws. Any stockholder submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

        A copy of the Third Amended and Restated By-Laws may be obtained on the governance section of our Web site at http://investor.sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

REDUCE PRINTING AND MAILING COSTS

        To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC's "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Investor Relations department at 1 (940) 898-7500, by email at investorrelations@sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above

        Stockholders of Record:     If you vote on the Internet at www.investorvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

         Beneficial Owners:     If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Raal H. Roos Corporate Secretary
December 5, 2008

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 22, 2009.
Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/sbh
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of Directors Nominees:	01—Kenneth A. Giuriceo	02—Robert R. McMaster	03—Martha Miller de Lombera

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All Except—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐

2.	Ratification of the Selection of KPMG LLP as the Corporation's Independent Registered Public Accounting Firm for the fiscal year 2009.	For ☐	Against ☐	Abstain ☐

B. Non-Voting Items
Change of Address—Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

Admission Ticket

Annual Meeting of Stockholders
of
Sally Beauty Holdings, Inc
Thursday, January 22, 2009
9 A.M. CST
SALLY SUPPORT CENTER
3001 Colorado Boulevard
Denton, Texas 76210

This ticket admits only the stockholder(s) whose name(s) is/are printed on the front side of this proxy card.
Please bring this admission ticket and a government issued photo identification card with you if you are attending the meeting.

YOUR VOTE IS IMPORTANT

        Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on January 22, 2009:

        The Sally Beauty Holdings, Inc. Proxy Statement for its 2009 Annual Meeting of Stockholders and its 2008 Annual Report are available at www.envisionreports.com/sbh

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Sally Beauty Holdings, Inc.

This Proxy is Solicited on Behalf of the Board of Directors
of Sally Beauty Holdings, Inc.

The undersigned hereby appoints Mark J. Flaherty and Janna Minton, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. on January 22, 2009, any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations in the Proxy Statement: for all nominees for election of directors and for proposal 2. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgements. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free number.

Please mark, sign and date on the reverse side.